UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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MORGANS HOTEL GROUP CO.

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MORGANS HOTEL GROUP CO.
475 Tenth Avenue
New York, NY 10018
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2011
10:00 a.m. Eastern Daylight Time
Dear Stockholder:
You are cordially invited to attend our 2011 annual meeting of stockholders to be held on Wednesday, May 18, 2011, at 10:00 a.m., Eastern Daylight Time, at
Hudson Hotel
356 West 58th Street
New York, New York 10019
for the following purposes:
1.	To elect nine directors to serve one-year terms expiring in 2011;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of holding stockholder advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.
Only stockholders of record at the close of business on March 25, 2011 will be entitled to notice of and to vote at the meeting.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE, AS DISCUSSED IN THIS PROXY STATEMENT.

By Order of the Board of Directors

Name: Richard Szymanski
Title: Secretary
New York, New York
April 18, 2011

- i -

MORGANS HOTEL GROUP CO.
475 Tenth Avenue
New York, NY 10018
PROXY STATEMENT
QUESTIONS AND ANSWERS
Why am I receiving this proxy statement?
You are receiving this proxy statement and the accompanying proxy card because you own shares of common stock of Morgans Hotel Group Co. This proxy statement contains information related to the solicitation of proxies for use at our 2011 annual meeting of stockholders, to be held at 10:00 a.m., Eastern Daylight Time, on Wednesday, May 18, 2011 at the Hudson Hotel, 356 West 58th Street New York, New York 10019, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Morgans Hotel Group Co. on behalf of our Board of Directors. Unless otherwise stated, as used in this proxy statement, the terms “we,” “our,” “us” and the “Company” refer to Morgans Hotel Group Co. This proxy statement, the enclosed proxy card and our 2010 annual report to stockholders are first being mailed to stockholders beginning on or about April 18, 2011.
What information is presented in this proxy statement?
The information contained in this proxy statement relates to the proposals to be voted on at the annual meeting of stockholders, the voting process, our Board of Directors and Board committees, the compensation of our directors and our executive officers for the fiscal year ending December 31, 2010, and other required information.
Who is entitled to vote at the annual meeting?
Only holders of record of our common stock at the close of business on March 25, 2011, the record date for the annual meeting of stockholders, are entitled to receive notice of the annual meeting and to vote at the annual meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.
When you vote by signing and returning the proxy card, you appoint David Smail and Richard Szymanski as your representatives to vote your common stock at the annual meeting. Messrs. Smail and Szymanski, or either of them, will vote your common stock as you instruct on your proxy card. Accordingly, your common stock will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by signing and returning your proxy card in advance.
Who can attend the annual meeting?
If you are a holder of our common stock at the close of business on March 25, 2011, the record date for the annual meeting, or a duly appointed proxy, you are authorized to attend the annual meeting. You will need to present proof of share ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record ( i.e., street name), you must present proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date.
Cameras, recording equipment and other electronic devices will not be permitted at the annual meeting. For directions to the annual meeting of stockholders, contact Investor Relations at (212) 227-4100.

What are the voting rights of stockholders?
Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.
How do I vote?
If you hold your shares of common stock directly (i.e., not in a bank or brokerage account), you may vote by completing and returning the accompanying proxy card or by attending the meeting and voting in person.
If your shares of common stock are held in street name, you should follow the voting instructions provided to you by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by the internet or by telephone to your broker or nominee. If you provide specific instructions, your broker or nominee should vote your shares of common stock as directed. Additionally, if you want to vote in person and hold your shares in street name, you will need a legal proxy from your broker to vote at the annual meeting.
How are proxy card votes counted?
If the accompanying proxy card is properly signed and returned to us, and not revoked, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as directed by you. If you return your signed proxy card but fail to indicate your voting preferences, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as recommended by the Board. The Board recommends a vote “FOR” the election of all nominees for our Board of Directors named in this proxy statement, “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2011 fiscal year, “FOR” the advisory vote on executive compensation and “FOR” “3 YEARS” on the advisory vote on the frequency of holding advisory votes of stockholders on executive compensation.
In the election of directors, you may either vote “FOR” all the nominees or to “WITHHOLD” your vote with respect to one or more of the nominees. Regarding the ratification of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Regarding the advisory vote on executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Regarding the advisory vote on the frequency of holding advisory votes of stockholders on executive compensation, you may vote “FOR” “ONE YEAR”, “TWO YEARS,” “THREE YEARS,” or “ABSTAIN.” If you withhold your vote with respect to any director nominee or abstain from voting on the ratification of our independent registered public accounting firm, advisory vote on executive compensation, or advisory vote on frequency of future advisory votes on executive compensation, your shares of common stock will be counted as present, including for purposes of establishing a quorum. Abstentions and broker non-votes will not count as votes cast for a proposal.
Will my shares of common stock be voted if I do not provide my proxy and I do not attend the annual meeting?
If you do not provide a proxy or vote your shares of common stock held in your name, your shares will not be voted. If you hold your shares in street name, your broker may be able to vote your shares for routine matters even if you do not provide the broker with voting instructions. The ratification of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2011 is considered a routine matter. Your broker may not vote your shares for non-routine matters if you do not provide the broker with voting instructions.
May I change my vote after I return my proxy card?
Yes. You may change or revoke a previously granted proxy at any time before it is exercised by either (i) submitting a later-dated proxy, in person at the annual meeting or by mail or (ii) delivering instructions to our Secretary at our principal executive offices located at 475 Tenth Avenue, New York, New York 10018. Please note that attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

If your shares of common stock are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker as described above.
What will constitute a quorum at the annual meeting?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on March 25, 2011 will constitute a quorum, permitting the stockholders to conduct business at the annual meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting, including for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.
As of March 25, 2011, there were 30,311,503 shares of common stock outstanding.
How many votes are needed to approve each of the proposals?
Directors are elected by a plurality of the votes cast. Therefore, the nine nominees for election to the Board who receive the most votes will be elected. Ratification of our independent registered public accounting firm, advisory vote on executive compensation and advisory vote on frequency of future advisory votes on executive compensation will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.
Will any other matters be voted on?
As of the date of this proxy statement, we do not know of any other matters that will be presented for consideration at the annual meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board or, if no recommendation is given, in their own discretion.
Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses.
What is “householding” and how does it affect me?
If you and other residents at your mailing address who have the same last name own our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of each of our annual report, notice of annual meeting and proxy statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by calling The Bank of New York Mellon at (877) 296-3711 if you are a stockholder of record. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our annual report or proxy statement, we will send a separate copy of the annual report or the proxy statement to you upon oral or written request. Such request can be made by contacting us at 475 Tenth Avenue, New York, New York 10018, attention: Investor Relations (telephone number: (212) 227-4100). Any stockholders sharing the same address and currently receiving multiple copies of the annual report and the proxy statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or our Investor Relations Department to participate in the householding program.

Is there a list of stockholders entitled to vote at the annual meeting?
The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 475 Tenth Avenue, New York, New York 10018, by contacting the Secretary.
You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different information. You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Proposal 1: Election of Directors for a One-Year Term Expiring at the 2012 Annual Meeting of Stockholders
Our Board of Directors, or the Board, is currently comprised of nine directors, each with terms expiring at the 2011 annual meeting. Our Corporate Governance and Nominating Committee has recommended to our Board the nominees set forth below, all of whom are currently serving as directors of the Company, for re-election to serve as directors for one-year terms until the 2012 annual meeting and until their successors are duly elected and qualified. Following the Corporate Governance and Nominating Committee’s recommendation, our Board has nominated those persons set forth below.
Based on its review of the relationships between the director nominees and the Company, and as discussed in greater detail below, the Board has affirmatively determined that if these nominees are elected, seven of the nine directors serving on the Board, Ronald W. Burkle, Robert Friedman, Jeffrey M. Gault, Thomas L. Harrison, Jason T. Kalisman, Edwin L. Knetzger, III and Michael D. Malone will be “independent” directors under Nasdaq rules.
The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board, or the Board may, as permitted by our bylaws, decrease the size of our Board.
Our Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH BELOW.
Vote Required
The affirmative vote of a plurality of all the votes at the annual meeting is necessary for the election of a director. Accordingly, the nine individuals with the highest number of affirmative votes will be elected as directors. Cumulative voting in the election of directors is not permitted. For purposes of the election of directors, shares that are withheld and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast for a proposal and will have no effect on the result of the vote.
Director Biographies
Set forth below are descriptions of the backgrounds and principal occupations of each of our director nominees. The age and other information of each nominee are as of April 18, 2011.

Name	Age	Current Position with Morgans Hotel Group Co.

David T. Hamamoto	51	Executive Chairman of the Board of Directors
Michael J. Gross	35	Chief Executive Officer and Director
Ronald W. Burkle	58	Director
Robert Friedman	55	Director
Jeffrey M. Gault	65	Director
Thomas L. Harrison	63	Director
Jason T. Kalisman	32	Director
Edwin L. Knetzger, III	59	Director
Michael D. Malone	57	Director
David T. Hamamoto is our Executive Chariman. Mr. Hamamoto was Chairman of our Board of Directors from February 2006 to March 2011, when he was appointed our new Executive Chairman. Mr. Hamamoto is the Chairman of the Board of NorthStar Realty Finance Corp. and has served as Chief Executive Officer and President of NorthStar Realty Finance Corp. since October 2004. Mr. Hamamoto co-founded NorthStar Capital Investment Corp. (“NCIC”) in July 1997, having co-founded and previously been a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. In 1988, Mr. Hamamoto initiated the effort to build a real estate principal investment business at Goldman, Sachs & Co. under the auspices of the Whitehall Funds. Mr. Hamamoto is an Honorary Trustee of the Brearley School where he served as a Trustee from 1999 to 2007, including as President from 2005 to 2007. He is the Co-Chair of Stanford University Parents’ Advisory Board and serves as a Trustee of the Riverdale Country School. Mr. Hamamoto received a Bachelor of Science from Stanford University and a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania.

Mr. Hamamoto brings to the Board more than 20 years of management experience and leadership in the real estate industry and finance. A Director since our initial public offering in February 2006, Mr. Hamamoto possesses in-depth knowledge of our history, offers valuable insight into our business, and as our Executive Chairman of the Board, provides the strategic leadership and vision to help us compete successfully in the boutique hotel industry.
Michael J. Gross is our Chief Executive Officer and one of our Directors. Mr. Gross originally joined our Board of Directors in October 2009 as a nominee of Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P., or the Yucaipa investors. Mr. Gross remained the Yucaipa designee until he discontinued his relationship with Yucaipa when he was appointed our Chief Executive Officer in March 2011. He also served as a member of our Corporate Governance and Nominating Committee until his appointment as our Chief Executive Officer in March 2011. From 2008 until March 2011, Mr. Gross concentrated on sourcing opportunities for various Yucaipa investment funds. From 1998 to 2007, Mr. Gross focused on consumer and real estate companies with various investment and research roles at Prentice Capital Management, S.A.C. Capital Advisors, LLC, Lehman Brothers Inc., Salomon SmithBarney and Granite Partners. Mr. Gross served on the boards of Bluefly, Inc., an e-commerce fashion company, and Ascendia Brands, Inc., a cosmetics and personal care products company, from 2006 to 2007. Mr. Gross graduated with a Bachelor of Science from Cornell University’s School of Hotel Administration.
Mr. Gross brings to the Board his valuable expertise in the real estate and investment industries, his extensive experience as an analyst of public companies in the retail, consumer and real estate industries, as well his experience of serving on the boards of other public companies.
Ronald W. Burkle joined our Board of Directors on March 20, 2011. Mr. Burkle is Managing Partner of The Yucaipa Companies, a private investment firm, which he founded in 1986. Mr. Burkle has served as Chairman of the Board and controlling shareholder of numerous companies including Alliance Entertainment, a distributor of music, movies and game software, Golden State Foods, and supermarket chains Dominick’s, Fred Meyer, Ralph’s and Food4Less. Mr. Burkle is Co-Chairman of the Burkle Center for International Relations at UCLA, a trustee of the Carter Center, the National Urban League and AIDS Project Los Angeles and a member of the board of directors of the Frank Lloyd Wright Building Conservancy. Mr. Burkle served as a director of the following public companies: Occidental Petroleum Corp. from 1999 to 2010, Yahoo! Inc. from 2001 to 2010 and and KB Home Corporation from 1995 to 2010.
Mr. Burkle brings to the Board his valuable business expertise in a wide variety of areas, as well as his experience of serving on the boards of numerous public and private companies.
Mr. Burkle was appointed to the Board on March 20, 2011 as a designee of the Yucaipa investors, pursuant to certain arrangements we entered into with the Yucaipa investors in October 2009 providing Yucaipa the right to designate one of our directors. Previously, Mr. Gross had been the designee of the Yucaipa investors, until he was appointed our Chief Executive Officer, at which time he discontinued his relationship with Yucaipa. For so long as Yucaipa investors collectively own or have the right to purchase through exercise of warrants 875,000 shares of our common stock, we have agreed to use our reasonable best efforts to cause our Board to nominate and recommend to our stockholders the election of a person nominated by the Yucaipa investors as a director and to use our reasonable best efforts to ensure that the Yucaipa investors’ nominee is elected to our Board at each such meeting. If that nominee is not elected by our stockholders, the Yucaipa investors have certain observer rights and, in certain circumstances, dividend rights on their Series A preferred securities.

Robert Friedman is a Co-Chairman of our Compensation Committee and Chairman of our Corporate Governance and Nominating Committee, and has been one of our Directors since February 2006. Mr. Friedman is President of Media & Entertainment for @Radical Media, a multi-disciplinary integrated media company. From 1991 to 2003, Mr. Friedman held a variety of senior positions at AOL Time Warner, including as Head of Corporate Marketing for Time Warner and President of AOL, Interactive Marketing & TV. Mr. Friedman was President of New Line TV and Co-Chairman of Worldwide Theatrical Marketing, Licensing and Merchandising. Mr. Friedman was a member of the original development team of MTV Networks from 1981 to 1989. He also serves on the boards of directors of Vassar College, Columbia Business School, The Mount Sinai Medical Center and The Big Apple Circus. Mr. Friedman received a Bachelor of Arts from Vassar College and a Master of Business Administration from Columbia University, where he was the 2009 Commencement speaker for the Columbia Business School.
Mr. Friedman brings to the Board his wealth of experience in the media, communications and marketing industries. His experience and expertise in these areas provide our Board with a valuable resource to keep the Morgans brand competitive in the boutique hotel industry. Mr. Friedman also brings a fresh outside perspective due to his background in communications and marketing, adding to the diversity and strength of our Board.
Jeffrey M. Gault is a member of our Audit Committee and our Compensation Committee and has been one of our Directors since December 2007. Mr. Gault serves as the Chairman and Chief Executive Officer of Solus Property Company. He previously served as Division President of KB Urban, a division of KB Home, from September 2005 to June 2007. His more than 30 years of experience in real estate development and investment activities also includes senior positions with Empire Companies, a Southern California land developer, where he was President and Chief Operating Officer from May 2002 to March 2005; Helios Partners, an affiliate of the Pritzker family interests of Chicago, where he was managing partner from 1994 to 1998; Sun America Realty Partners, an affiliate of Sun America, Inc., where he was managing principal from 1990 to 1994; and Home Savings of America, F.A., where he was Executive Vice President and Director of Real Estate from 1985 to 1990. Mr. Gault earned a Bachelor’s Degree in Architecture from the University of California at Berkeley and has a Master’s Degree in Environmental Design from Yale University’s School of Architecture. Mr. Gault is a licensed architect and general building contractor in the State of California, a member of the American Institute of Architects, American Institute of Certified Planners, and Urban Land Institute, and the Chairman of the University of California at Berkeley Fisher Center for Urban Economics and Real Estate Policy Advisory Board.
Mr. Gault brings to the Board his extensive background in architecture, real estate development, construction and investment and financial accounting matters. In particular, Mr. Gault provides the Board with valuable counsel, advice and expertise with respect to hotel development projects of the Company.
Thomas L. Harrison is Co-Chairman of our Compensation Committee and Chairman of the Audit Committee, and has been one of our Directors since February 2006. Mr. Harrison is Chairman and Chief Executive Officer of Diversified Agency Services (“DAS”), a group of marketing services companies. A division of the Omnicom Group Inc., DAS provides a broad range of marketing communication services. Mr. Harrison has been the President of DAS since 1997 and was named Chairman and Chief Executive Officer in 1998. Prior to joining DAS, Mr. Harrison was co-founder and Chairman of Harrison & Star Business Group. Mr. Harrison is a member of the Executive Committee of the Montefiore Hospital, a fellow of the New York Academy of Medicine and a member of the Dean’s counsel of The Steinhardt School at New York University. Mr. Harrison serves on the boards of ePocrates, The Lymphoma Research Foundation and several marketing services companies. He has served as co-chairman of the New York Chapter of the U.S. Olympic Committee. Mr. Harrison is the author of “INSTINCT Tapping Your Entrepreneurial DNA to Achieve Your Business Goals.” Mr. Harrison holds an advanced degree in cell biology and physiology from West Virginia University and received a Doctorate of Humane Letters from West Virginia University.
Mr. Harrison brings to the Board his financial expertise and a wealth of entrepreneurial experience in the communications and marketing industries. Mr. Harrison provides the Board with valuable insight into financial and accounting matters and brings a fresh outside perspective due to his background in communications and marketing, adding to the diversity and strength of our Board.

Jason T. Kalisman, CFA, joined our Board of Directors on March 22, 2011. Mr. Kalisman is a Founding Member of OTK Associates, LLC, which is our largest stockholder. Mr. Kalisman concurrently serves as a Vice President of GEM Realty Capital, Inc., an integrated global real estate investment firm focusing on publicly traded real estate securities and private-market real estate assets, where he has been since 2009. Prior to co-founding OTK Associates in 2008, Mr. Kalisman worked at The Goldman Sachs Group, Inc., a global investment banking and management firm, from 2001 to 2007. Mr. Kalisman received a Bachelor of Arts in Economics from Harvard College and a Masters of Business Administration from the Stanford Graduate School of Business, and has earned the right to use the Chartered Financial Analyst designation.
Mr. Kalisman brings to the Board his valuable expertise in the real estate and investment industries, as well as in corporate finance and governance matters.
Edwin L. Knetzger, III has been one of our Directors since February 2006. Mr. Knetzger is one of the co-founders and is the current Vice Chairman of Greenwich Capital Markets, Inc., a leading fixed income institutional investor, where he previously served at various times as President, Chief Executive Officer and Chairman from 1981 to 2003. Prior to joining Greenwich Capital Markets, Inc., Mr. Knetzger was employed by Kidder Peabody & Company where he served as Co-Manager and Head Trader of the Government Bond Trading Department from 1975 to 1980. Since 2005, Mr. Knetzger has been a Principal of DivcoWest Inc., a private equity real estate fund. Additionally, Mr. Knetzger serves on the boards of Paul Newman’s The Hole In The Wall Gang Camp and The Hole In The Wall Gang Association, which are non-profit organizations for children and families afflicted by cancer and serious blood diseases, and the Shortridge Academy. Mr. Knetzger received a Bachelor of Arts and a Master of Business Administration from the University of Virginia.
Mr. Knetzger brings to the Board his extensive experience in the financial industry and his knowledge of the capital markets. The Board draws on Mr. Knetzger’s knowledge and experience in these fields for strategic direction and counsel.
Michael D. Malone is a member of our Corporate Governance and Nominating Committee and our Audit Committee and has been one of our Directors since January 2008. He currently serves as the Managing Director of Fortress Investment Group LLC, a global alternative investment and asset management firm, where he is in charge of the Charlotte, NC office and responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director. Over those years Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities, including: real estate, gaming, lodging, leisure, and the financial sponsors businesses. Mr. Malone received a Bachelor of Science degree in General Studies from the University of Kentucky.
Mr. Malone brings to the Board his valuable experience in the financial and real estate industries. The Board draws on Mr. Malone’s knowledge and experience in these fields for strategic direction and counsel.
Corporate Governance Information
We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, our Board has adopted and maintains the following corporate governance guidelines, codes and charters:
•	Corporate Governance Guidelines;
•	Code of Business Conduct;
•	Code of Ethics;
•	Charter of the Audit Committee;
•	Charter of the Compensation Committee; and
•	Charter of the Corporate Governance and Nominating Committee.

From time to time, we may revise the above-mentioned corporate governance guidelines, codes and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Please visit our website at www.morganshotelgroup.com to view or obtain a copy of the current version of any of these documents. We will provide any of the above-mentioned documents, free of charge, to any stockholder who sends a written request to:
Morgans Hotel Group Co.
Attn: Investor Relations
475 Tenth Avenue
New York, NY 10018
Director Independence
Our Corporate Governance Guidelines require us to have a majority of our Board consisting of directors who (i) are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), (ii) do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (iii) who are otherwise independent under the Nasdaq rules. Under the Nasdaq rules, the following persons would not be considered independent:
•	a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;
•	a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;
•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;
•	a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;
•	a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or
•	a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.
To adequately assess and ensure that (i) at least a majority of our directors qualify as independent and (ii) each of the Board committees is comprised of solely independent directors, the Board undertakes an annual review of the independence of all directors. In determining independence, our Board considers all facts and circumstances. In assessing the materiality of a director’s relationship with the Company, the Board considers the issues from the director’s standpoint and from the perspective of the persons or organization with which the director has an affiliation. The Board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Our Board has evaluated the status of each director and has affirmatively determined, after considering the relevant facts and circumstances, that each of Messrs. Burkle, Friedman, Gault, Harrison, Kalisman, Knetzger and Malone is independent, as defined in the Nasdaq rules, and that none of these directors has a material relationship with us. In reaching these decisions, our Board specifically discussed and considered (i) Mr. Burkle’s position as Managing Partner of The Yucaipa Companies LLC and his extended stay arrangement with the Sanderson hotel, (ii) Mr. Gault’s special Board fees in connection with his services on behalf of the Board monitoring, advising on, providing counsel regarding and performing such other activities as are typically performed by a director with respect to the our Hard Rock Hotel & Casino, Mondrian South Beach and Mondrian SoHo construction projects, (iii) Mr. Kalisman’s relationship with OTK Associates, which is one of our significant stockholders.
After discussing these relationships and the independence standards set forth above, the Board determined that none of these relationships was material or in any way undermined the independence of the Board members involved.
Board Leadership Structure
We have historically separated the positions of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two functions. In March 2011, we created the new position of “Executive Chairman” in connection with the appointments of new directors and executives to better reflect the role our Chairman will serve, together with the new executive team. The Board also believes that having both an Executive Chairman and a Chief Executive Officer fosters clear accountability, effective decision-making and alignment on corporate strategy.
The two positions, however, remain distinct. The Executive Chairman’s role is to (i) be responsible for the leadership of our Board of Directors and to support, advise and consult with the Chief Executive Officer in the development of our strategy and on other significant matters, as appropriate; (ii) discuss other significant issues confronting us with the Chief Executive Officer and the Board; (iii) facilitate effective communication among management, stockholders and the Board; and (iv) perform such other duties as the Board may reasonably assign, consistent with his time commitment to our business. In contrast, the Chief Executive Officer is responsible for setting our day-to-day leadership, management and performance.
Executive Sessions of Independent Directors
Pursuant to our Corporate Governance Guidelines and the Nasdaq rules, in order to promote open discussion among independent directors, our Board devotes a portion of at least two of the regularly scheduled Board meetings each year to sessions of only independent directors. See “— Director Independence” for a list of our independent directors.
Communications with the Board
Stockholders and other interested parties may communicate with the Board by contacting the independent directors by sending written correspondence to the “Independent Directors” c/o Secretary of Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018. The Secretary will forward all such correspondence to the independent director then presiding over the executive sessions of the independent directors. The applicable independent director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.
Board Meetings and Director Attendance
Pursuant to our Corporate Governance Guidelines, (i) we are required to have at least four regularly scheduled Board meetings in each calendar year; and (ii) directors are expected to attend, in person or by telephone or video conference, all Board meetings and meetings of committees on which they serve. Our Board held 11 Board meetings in 2010. All of our directors attended at least 75% of Board meetings and applicable committee meetings on which they served during 2010, except for our Corporate Governance and Nominating Committee where Mr. Robert Freidman attended 67% of the Corporate Governance and Nominating Committee meetings. We held an annual meeting of stockholders during 2010, which six of our nine directors attended. The Company does not have a policy regarding director attendance at our annual meeting of stockholders.

Criteria for Board Membership
According to our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee determines new nominees for the position of independent director who satisfy Nasdaq requirements and the following criteria:
•	personal qualities and characteristics, accomplishments and reputation in the business community;
•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;
•	ability and willingness to commit adequate time to Board and committee matters;
•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and
•	diversity of viewpoints, background, experience and other demographics.
Neither the Corporate Governance and Nominating Committee nor the Board has adopted a formal policy with respect to diversity of its directors. However, in connection with its overall director candidate review, the Corporate Governance and Nominating Committee does consider diversity of experience at policymaking levels in public and private businesses, educational institutions, governments, financial institutions and other areas that are relevant to the Company’s activities. The Corporate Governance and Nominating Committee also considers diversity of life experiences in considering director candidates. Directors must be willing and able to devote sufficient time to carrying out their duties effectively. The Corporate Governance and Nominating Committee takes into account the other demands on the time of a candidate, including, for example, occupation and memberships on other boards.
The Corporate Governance and Nominating Committee will seek to identify director candidates based on input provided by a number of sources, including (i) Corporate Governance and Nominating Committee members, (ii) other members of the Board and (iii) our stockholders. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates. In November 2010, Spencer Stuart was retained to assist the Strategy Committee of the Board, which was formed to assist the Board and the Corporate Governance and Nominating Committee in, among other things, identifying potential candidates for our new Chief Executive Officer and other senior positions.
As part of the identification process, the Corporate Governance and Nominating Committee considers the number of expected director vacancies and whether existing directors have indicated a willingness to continue to serve as directors if re-nominated. Once a director candidate has been identified, the Corporate Governance and Nominating Committee will then evaluate this candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing directors who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending director candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by stockholders in the same manner as all other director candidates, provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws and summarized below under “Board of Directors and Corporate Governance — Corporate Governance Information — Stockholder Recommendations of Director Nominees.”

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board will then select the Board’s director nominees for stockholders to consider and vote upon at the stockholders’ meeting.
Stockholder Recommendations of Director Nominees
For nominations for election to the Board to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of our bylaws. These notice provisions require that nominations for directors must be received no more than 90 days and no less than 60 days before the date of the annual meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after the date of the meeting is first announced or disclosed. The stockholder’s notice must set forth:
•	as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business experience and background of such person, as set forth in our bylaws, (ii) the class and number of shares of Morgans Hotel Group Co. that are beneficially owned or owned of record by such person, (iii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected, and (iv) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, as set forth in our bylaws; and
•	as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such stockholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (ii) the class and number of shares of Morgans Hotel Group Co. that are owned beneficially and of record by such stockholder and owned beneficially by such beneficial owner.
Code of Ethics and Code of Business Conduct
We have adopted a Code of Ethics, which is applicable to all of our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees. This code is intended to:
•	promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;
•	promote full, fair, accurate, timely and understandable disclosure;
•	promote compliance with applicable laws and governmental rules and regulations;
•	ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and
•	deter wrongdoing.
We have also adopted a Code of Business Conduct, which is applicable to all of our directors, officers and employees. This code covers areas of professional conduct, including honest and candid conduct, conflicts of interest, disclosure, compliance with all applicable laws, rules and regulations, corporate opportunities, confidentiality, fair dealing and the protection and proper use of Company assets.
We have posted both our Code of Ethics and Code of Business Conduct to our website and intend to promptly post any waiver or amendment of our Code of Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer to our website.

In addition to the Code of Ethics and Code of Business Conduct, our Audit Committee has in place a whistleblower reporting procedure that enables it to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. The procedures in place permit our employees to confidentially and anonymously submit their concerns regarding questionable accounting or auditing matters directly to the Audit Committee. Upon receiving a concern or complaint pursuant to these procedures, the Audit Committee chair will:
•	either call a meeting of the Audit Committee or add the complaint to the agenda for discussion at the next regularly scheduled Audit Committee meeting, depending upon the apparent urgency of the matter;
•	review the complaint to determine whether the complaint raises a material concern;
•	investigate or have a designee investigate each concern or complaint; and
•	review the results of the investigation and communicate the findings and recommendations to the full Board.
Risk Oversight
One of the important roles of our Board is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit Committee oversees our financial statements, compliance with legal and regulatory requirements and the performance of our internal audit function. The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.
An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. For example, each year our Chief Financial Officer and Vice President of Finance-Audit & Compliance, together with our internal audit department, develop an audit plan designed to address key corporate governance controls and financial reporting and internal control risks. This plan is subsequently reviewed by the Audit Committee, and the Vice President of Finance-Audit & Compliance then reports the audit results to the committee on a quarterly basis, or more frequently as needed. In addition, our General Counsel meets regularly in executive session with the Chairman of our Audit Committee and provides regular updates to the Audit Committee regarding material litigation and legal compliance matters. The Audit Committee (as well as the other committees of the Board) periodically updates the full Board as to matters discussed in its committee meetings and seeks input from the full Board as necessary and appropriate. In addition to getting direct information from its committees, the Board receives updates directly from members of management. In particular, our Chief Executive Officer, Chief Financial Officer and General Counsel, due to their management positions, are able to frequently communicate with other members of our management and update the Board regularly on the important aspects of the Company’s day-to-day operations.

Board Committees
The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” under Nasdaq rules as discussed under “Board of Directors and Corporate Governance — Corporate Governance Information — Director Independence.”
The table below provides membership information for each of the Board committees as of March 25, 2011:

Corporate
Governance and
	Audit		Nominating		Compensation
Name	Committee		Committee (1)		Committee
Robert Friedman			X	*	X	**
Jeffrey M. Gault	X	†			X
Thomas L. Harrison	X	*†			X	**
Michael D. Malone	X		X

*	Chairman

**	Co-Chairman

†	Audit Committee Financial Expert

(1)	Until March 20, 2011, when he became our Chief Executive Officer, Mr. Gross was a member of the Corporate Governance and Nominating Committee.
Audit Committee
Our Audit Committee currently consists of Messrs. Harrison (Chairman), Gault and Malone. The members of the Audit Committee served for the entire 2010 fiscal year. Pursuant to its charter, the committee is responsible for, among other things, (i) overseeing management’s maintenance of the reliability and integrity of our financial reporting and disclosure practices, (ii) overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning, (iii) overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policy, (iv) reviewing our annual and quarterly financial statements prior to their filing or prior to the release of earnings, (v) reviewing the performance of the independent public accounting firm, (vi) appointing, retaining or terminating the independent public accounting firm, and (vii) pre-approving all audit, audit-related and other services, if any, to be provided by the independent public accounting firm. The Board has designated Mr. Gault as our audit committee financial expert as that term is defined by the SEC and has determined that he is “independent” as that term is defined by Nasdaq. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Our Audit Committee met seven times in 2010.
Compensation Committee
Our Compensation Committee currently consists of Messrs. Friedman (Co-Chairman), Harrison (Co-Chairman) and Gault. The members of the Compensation Committee served for the entire 2010 fiscal year. Pursuant to its charter, our Compensation Committee is responsible for, among other things:
•	reviewing and approving the corporate goals and objectives relevant to the compensation paid to our CEO, evaluating the CEO’s performance in light of these goals and objectives and, either as a committee or with the other independent directors of the Board, determining the CEO’s compensation;
•	determining the compensation paid to the other executive officers of the Company;
•	overseeing and administering our incentive compensation plans and programs;

•	reviewing and approving any severance or termination payments or benefits, as well as any perquisites or other personal benefits provided to the executive officers of the Company;
•	overseeing and assisting the Company in preparing the compensation discussion and analysis, or the CD&A, for inclusion in the Company’s proxy statement and annual report on Form 10-K;
•	providing a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the Company’s proxy statement;
•	reviewing and discussing the CD&A with management and making a recommendation to the Board regarding whether to include the CD&A in the Company’s proxy statement and annual report on Form 10-K; and
•	preparing a compensation committee report to be included in the Company’s proxy statement and annual report on Form 10-K.
Pursuant to its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members.
The Board of Directors has established a special one-member committee of the Board (the “Non-Executive Equity Award Committee”), and delegated to that committee limited authority to grant equity awards to non-executive officers and non-director employees pursuant to the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan, as amended (the “Amended and Restated 2007 Plan”). During 2010 and until his departure in March 2011, the Non-Executive Equity Award Committee was comprised of Mr. Kleisner, our former Chief Executive Officer. Since his appointment as our new Chief Executive Officer, Mr. Gross has comprised the Non-Executive Equity Award Committee. Grants by the Non-Executive Equity Award Committee may not exceed 540,000 shares of common stock in the aggregate (subject to downward adjustment for specific awards) or such other limit as the Compensation Committee may establish from time to time. The special one-member Non-Executive Equity Award Committee’s authority does not in any way limit the Compensation Committee’s authority to administer the Amended and Restated 2007 Plan.
During 2010, Mr. Kleisner, our former Chief Executive Officer, made recommendations to the Compensation Committee with respect to the compensation levels paid to the executive officers, other than himself, but the Compensation Committee made all definitive determinations. In this respect, Mr. Kleisner worked closely with the co-chairmen of the Compensation Committee, our outside compensation consultant, the finance and legal departments, as necessary, and the executives themselves. After review and consideration of each executive’s performance in 2010 and other criteria described in the Compensation Discussion and Analysis below, Mr. Kleisner recommended to the Compensation Committee each executive’s compensation level, with the Compensation Committee making the final determination. Mr. Kleisner also discussed his own compensation with the Compensation Committee, but the Compensation Committee, upon consultation with Exequity, the outside compensation consultant retained by the Compensation Committee, made the final determination in executive session without Mr. Kleisner being present, as required by our Compensation Committee charter.
Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. The Compensation Committee has engaged Exequity to act as its compensation consultant. The Compensation Committee has sole authority to terminate this engagement. Exequity’s primary role in 2010, as requested by the Compensation Committee, was to evaluate executive compensation packages for our new executives, Messrs. Hamamoto, Gross, Gery and Flannery, in connection with their appointments in March and April 2011 and evaluate executive compensation levels and programs for our other executives and provide recommendations regarding executive compensation strategy, the annual cash incentive program and the long-term equity incentive program. Our Compensation Committee met 13 times in 2010.

Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee currently consists of Messrs. Friedman (Chairman) and Malone. The Corporate Governance and Nominating Committee previously consisted of Messrs. Friedman, (Chairman), Gross and Malone. Pursuant to its charter, our Corporate Governance and Nominating Committee is responsible for, among other things, (i) seeking, considering and recommending to the Board qualified candidates for election as directors and to fill any vacancies on the Board, (ii) recommending a slate of nominees for election as directors at the annual meeting, (iii) preparing and submitting to the Board qualifications for the position of director and policies concerning the term of office of directors and the composition of the Board and (iv) considering and recommending to the Board other actions relating to our corporate governance. The Corporate Governance and Nominating Committee also annually recommends to the Board nominees for each committee of the Board and facilitates the assessment of the Board’s performance as a whole and of the individual directors. Our Corporate Governance and Nominating Committee met three times in 2010.

AUDIT RELATED MATTERS
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Our consolidated financial statements for the year ended December 31, 2010 have been audited by BDO USA, LLP, who served as our independent registered public accounting firm for the last fiscal year. The Audit Committee has appointed BDO USA, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011. We have been advised by BDO USA, LLP that representatives of BDO USA, LLP will be present at our 2011 annual meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board of Directors is submitting the appointment of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of BDO USA, LLP, the Audit Committee may reconsider the appointment and may retain BDO USA, LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.
Our Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.
Vote Required
The ratification of the appointment of BDO USA, LLP requires the approval of a majority of the votes present at the meeting. For purposes of the vote on this proposal, abstentions and broker non-votes (whether by broker non-vote or otherwise) will not count as votes cast for a proposal and will have no effect on the result of the vote.
Disclosure of BDO USA, LLP Fees for the Years Ended December 31, 2010 and 2009.
The following summarizes the fees billed by BDO USA, LLP for services rendered during, or in connection with, our 2010 and 2009 fiscal years, as applicable:

	2010	2009

Audit Fees(1)	$757,909	$755,722
Audit Related Fees(2)	36,262	25,488
Tax Fees	—	—
All Other Fees	—	—

Total	$794,171	$781,210

(1)	Audit Fees include fees for audit of our consolidated financial statements, review of quarterly financial statements, audit of certain subsidiaries and the issuance of stand alone financial statements, and other services related to SEC matters, such as Sarbanes-Oxley Section 404 compliance.

(2)	Audit Related Fees include fees for audits of employee benefit plans.

All services provided by BDO USA, LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by BDO USA, LLP was compatible with the maintenance of that firm’s independence from us.
Pre-Approval Policies and Procedures
The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which the Audit Committee will review and reassess periodically, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including:
•	the type of services covered by the engagement;
•	the dates the engagement is scheduled to commence and terminate;
•	the estimated fees payable by us pursuant to the engagement;
•	other material terms of the engagement; and
•	such other information as the Audit Committee may request.
Report of the Audit Committee
The Audit Committee is currently comprised of Messrs. Harrison (Chairman), Gault and Malone. The members of the Audit Committee are appointed by and serve at the discretion of the Board.
One of the Audit Committee’s principal purposes is to assist the Board in overseeing the integrity of our financial statements. Our management team has the primary responsibility for our financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls and procedures. BDO USA, LLP, our independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, or GAAP. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the fiscal year 2010 with our management and representatives of BDO USA, LLP. Management represented to the Audit Committee that our financial statements for the past fiscal year were prepared in accordance with GAAP.
The Audit Committee also is responsible for assisting the Board in overseeing the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from BDO USA, LLP required by the Public Company Accounting Oversight Board Rule 3526 and has discussed with BDO USA, LLP the independence of BDO USA, LLP from us. The Audit Committee also has considered whether the provision of any non-audit services, and any fees charged for such non-audit services, by BDO USA, LLP are compatible with maintaining the independence of BDO USA, LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that our audited consolidated financial statements for fiscal year 2010 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted,

The Audit Committee of the Board of Directors
Thomas L. Harrison (Chairman)
Jeffrey M. Gault
Michael D. Malone
The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

EXECUTIVE OFFICER BIOGRAPHIES
The following are our executive officers as of April 18, 2011:

Name	Age	Position
David T. Hamamoto	51	Executive Chairman
Michael J. Gross	35	Chief Executive Officer
Richard T. Szymanski	53	Chief Financial Officer
Daniel R. Flannery	48	Executive Vice President, Chief Operating Officer
Yohav Gery	42	Executive Vice President, Chief Development Officer
Set forth below are biographical summaries of certain of our executive officers as of March 25, 2011. The biographical information for our other executive officers, David T. Hamamoto, our Executive Chairman, and Michael J. Gross, our Chief Executive Officer, is set forth above under “Board of Directors and Corporate Governance — Director Biographies.” Executive officers are elected by and serve at the discretion of our Board.
Richard T. Szymanski has been our Chief Financial Officer since he joined the Company in 2005. From 2003 to 2005, Mr. Szymanski was the Senior Vice President and Chief Financial Officer of Prime Hospitality LLC and its predecessor, Prime Hospitality Corp. From 1986 to 2003, Mr. Szymanski held a number of senior positions at Prime Hospitality Corp. and its predecessor, including Vice President of Finance and Vice President and Corporate Controller. Mr. Szymanski previously worked for Ernst & Young from 1979 to 1986 in several positions including audit manager. Mr. Szymanski received a Bachelor of Science degree in accounting from Rutgers University.
Daniel R. Flannery was appointed Executive Vice President, Chief Operating Officer of the Company, effective as of April 4, 2011. Prior to joining our Company, Mr. Flannery was the Vice President and Managing Director for Marriott International, Inc. from January 2009 to April 2011, where he led the company’s efforts to develop and implement all operating, brand, design, sales, marketing and public relations strategies as well as recruiting and pre-opening efforts for the Marriott brand EDITION’s first hotels. Before that, Mr. Flannery spent seven years at the Ritz-Carlton Hotel Company, a wholly-owned subsidiary of Marriott International, as its General Manager and Area Vice President for New York, New York and Boston, Massachusetts from September 2002 to January 2009. Mr. Flannery currently serves on the executive committee and board of directors for the Tisch Center for Hospitality, Tourism and Sports Management at New York University, the Dean’s Advisory Council for the Smith School of Business at the University of Maryland, and is a distinguished lecturer for the New York University Brener Lecture Series. He previously served on the board of directors for The Hotel Association of New York City from 2007 to 2009. Mr. Flannery received a Bachelor of Science from The Smith School of Business at The University of Maryland.
Yoav Gery was appointed Executive Vice President, Chief Development Officer of the Company, effective as of March 23, 2011. Prior to joining our Company, Mr. Gery served in various executive positions at Marriott International, Inc., including Vice President of Lodging Development from October 2005 to August 2007, Senior Vice President of Lodging Development from August 2007 to May 2010, and most recently as the Chief Development Officer for full service hotels in North America from May 2010 to March 2011, where he led the company’s full service development group in the United States and Canada. While at Marriott, Mr. Gery also helped launch the EDITION brand for Marriott and oversaw the global development efforts for that brand, including projects in the Americas, Europe, the Middle East and Asia. Mr. Gery received an AB degree from Duke University and a JD from George Washington University National Law Center.
Set forth below are biographical summaries of Fred Kleisner, who was our Chief Executive Officer during 2010 until his departure on March 20, 2011, and Marc Gordon, who was our President during 2010 and until his departure on April 1, 2011.

Fred J. Kleisner was our Chief Executive Officer and one of our Directors during 2010. Mr. Kleisner was one of our Directors from February 2006 until March 20, 2011, served as our President and Chief Executive Officer (including interim President and Chief Executive Officer) from September 2007 until December 2009, and as our Chief Executive Officer from December 15, 2009 until March 2011. From January 2006 to September 2007, Mr. Kleisner was the Chairman and Chief Executive Officer of Rex Advisors, LLC, a hotel advisory firm. From March 2000 to August 2005, Mr. Kleisner was the Chief Executive Officer of Wyndham International, Inc., a hotel company that owned, leased, managed and franchised hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe. Mr. Kleisner also has served as the Chairman of Wyndham International’s board from October 13, 2000. From August 1999 to October 2000, Mr. Kleisner served as President and from July 1999 to March 2000, Mr. Kleisner also served as Chief Operating Officer of Wyndham International. From March 1998 to August 1999, he served as President and Chief Operating Officer of The Americas for Starwood Hotels & Resorts Worldwide, Inc. Hotel Group. His experience in the industry also includes senior positions with Westin Hotels and Resorts, where he served as President and Chief Operating Officer from 1995 to 1998; Interstate Hotels Company, where he served as Executive Vice President and Group President of Operations from 1990 to 1995; The Sheraton Corporation, where he served as Senior Vice President, Director of Operations, North America Division—East from 1985 to 1990; and Hilton Hotels, Corp., where for 16 years he served as General Manager of several landmark hotels, including The Waldorf Astoria and The Waldorf Towers in New York, The Capital Hilton in Washington, D.C., and The Hilton Hawaiian Village in Honolulu. Mr. Kleisner has also served as the President and a director of Hard Rock Hotel Holdings, LLC, an affiliate of the Company and the owner of the Hard Rock Hotel & Casino in Las Vegas, since October 2007. In addition, he has served as a director at Innkeepers USA Trust since November 2007 and as a director of Kindred Healthcare, Inc. since April 2009, where he serves on the audit committee and compliance and quality committee. Mr. Kleisner, who holds a Bachelor of Arts degree in Hotel Management from Michigan State University, completed advanced studies at the University of Virginia and attended The Catholic University of America.
Marc Gordon was our President and one of our Directors during 2010. Mr. Gordon was our President from October 2009 until April 1, 2011 and was a Director from July 2008 to March 2011. Mr. Gordon served as our Chief Investment Officer and Executive Vice President of Capital Markets upon joining the Company in 2005 until October 2009. Mr. Gordon previously served as a Vice President of NCIC. At NCIC, Mr. Gordon was responsible for the origination, structuring and negotiation of investment and financing transactions as well as the raising of capital for NCIC’s investment activities. Mr. Gordon joined NCIC in October 1997. Prior to joining NCIC, Mr. Gordon was a Vice President in the Real Estate Investment Banking Group at Merrill Lynch & Co., where he executed corporate finance and strategic transactions for public and private real estate related companies, including real estate investment trusts, real estate service companies, and hospitality companies. Mr. Gordon graduated from Dartmouth College with an A.B. in economics and also holds a Juris Doctor from the UCLA School of Law.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
We are a fully integrated hospitality company with more than 27-years of experience operating, owning, acquiring, developing and redeveloping boutique hotels primarily in gateway cities and select resort markets in the United States, Europe and in select international locations. We operate in a highly competitive environment. Our executive compensation program is designed to attract, retain, motivate and reward executive behaviors that result in the achievement of critical goals and the maximization of stockholder value. Our named executive officers as of December 31, 2010 were as follows: Fred J. Kleisner (our former Chief Executive Officer), Marc Gordon (our former President) and Richard Szymanski (Chief Financial Officer).
Our executive compensation philosophy is defined by the following program characteristics:
•	Provide competitive compensation to attract and retain qualified, high-performing executives. The Compensation Committee believes that the Company must offer competitive total compensation, which includes base salary, annual cash incentives and long-term equity incentives, to recruit key executive talent when necessary, and to provide meaningful rewards to our named executive officers so that they remain with the Company. In addition, because our long-term strategy is to grow the Company, we must continually ensure that our executive compensation program is competitive and attractive to qualified executives with the level of industry experience that we seek. To that end, we regularly evaluate market pay practices and take such practices into consideration in designing compensation programs and setting pay levels.
•	Provide rewards commensurate with performance by emphasizing variable, at-risk compensation that is dependent on both Company and individual achievements and continued service. We strive to create and emphasize a pay-for-performance culture to drive the creation of stockholder value, not only for our named executive officers but for all employees more broadly. Generally, of the three main elements of our executive compensation program — base salary, annual cash incentives and long-term equity incentives — the only element that is “fixed” is base salary. Consistent with this framework, we believe that it is important to set Company and/or individual specific performance targets, but also allow for judgment and discretion to adjust for individual performance that is not captured by pre-established performance goals. We believe such a focus on Company and individual performance directly rewards our senior executive team for creating, sustaining and, more importantly, increasing stockholder value. Of the 2010 total compensation amounts reported for each of Messrs. Kleisner, Szymanski and Gordon in the Summary Compensation Table, incentive or performance-based compensation accounted for approximately 59%, 53% and 79%, respectively, of the total direct compensation amounts.
•	Align the interests of executives and stockholders through equity-based compensation. As a further reinforcement of our overall philosophy to maximize stockholder value, we make annual equity grants to our executives, including the named executive officers, in order to create symmetry between their interests and those of our stockholders and serve as a retention tool over the vesting period.
We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions.

Despite a challenging economic environment, we delivered strong financial gains for fiscal year 2010 and achieved significant business goals, including the following:
•	significant improvements in 2010 Adjusted EBITDA (or adjusted earnings before interest, taxes, depreciation and amortization), operating margins for owned comparable hotels and revenue per available room (“RevPAR”), as compared to 2009, as previously discussed in our year-end earnings release and other filings with the SEC;
•	refinancings and other restructurings of mortgage and related debt or other obligations on a number of hotels, including Hudson, Mondrian Los Angeles, St Martins Lane and Sanderson, Mondrian South Beach, Clift, Mondrian SoHo and Ames; and
•	the signing of four new management agreements — a Delano in Cabo San Lucas, Mexico, a Delano in Turkey, a Mondrian in Doha, Qatar and a hotel in New York to be branded with one of our existing brands.
The leadership and discipline of our management team heavily contributed to these achievements. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2010 financial results.
We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our stockholders. Our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to the achievement of key operating objectives that we believe enhance stockholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to stockholder value. Moreover, we believe our compensation program has been instrumental in allowing us to retain key executives and recruit new ones, who have worked and continue to work to execute our growth strategy during difficult economic times and position us favorably for future expansion.
The balance of this Compensation Discussion and Analysis describes the policies that underlie the Company’s executive compensation program, the manner in which the program operates, and the decisions made in 2010 in support of the program along with their supporting rationale.
Setting of Executive Compensation
In general, compensation determinations in 2010 reflected a review of competitive market data, past practice, employment agreements, company performance against pre-established targets and overall company and individual performance, as described below. Additionally, 2010 reflected a transition year, with compensation determinations for named executive officer based, in part, on the possibility of future senior management transitions. Additional details on how these factors affected individual compensation decisions are discussed under “Elements of Executive Compensation.”
In making compensation decisions, the Compensation Committee considered the recommendations of Mr. Kleisner. Mr. Kleisner also discussed his own individual performance measures with the Compensation Committee, but the Compensation Committee, upon consultation with Exequity, made the final determination in an executive session without Mr. Kleisner being present, as required by our Compensation Committee Charter.

Competitive Market Data
In setting 2010 pay levels for the named executive officers, each named executive officer’s pay, including base salary, annual cash incentives and long-term equity incentives, was reviewed in early 2010 in relation to a comparison group of companies that were deemed by management to be similar to the Company in terms of industry affiliation, labor market and operating charter image. In selecting a peer group of companies that met the characteristics outlined by the Compensation Committee, we were assisted by Exequity, the Compensation Committee’s compensation consultant. Although most of the companies in this group are larger than the Company, there was no ascertainable relationship determined between executive pay levels and organization size within this group. This group of companies is comprised of the following 13 companies (the “2010 peer group”):

Boyd Gaming Corp.	Sonesta International Hotels Corp.
Gaylord Entertainment Co.	Starwood Hotels & Resorts Worldwide Inc.
Great Wolf Resorts, Inc.	Trump Entertainment Resorts Inc.
Hyatt Hotels Corp.	Warner Music Group Corp.
Lions Gate Entertainment Corp.	Wyndham Worldwide Corporation
Red Lion Hotels	Wynn Resorts Ltd.
Sirius XM Radio Inc.
As a secondary review, the Compensation Committee also reviewed survey data provided by Towers Watson’s 2009 Compensation Database. Survey data included companies within the leisure and entertainment industry similar in size to the Company.
The 2010 peer group and supplemental compensation data provided the Compensation Committee with a context in which to determine whether any adjustments to named executive officer’s pay should be made. While the Compensation Committee used the 2010 peer group and supplemental compensation data to validate and provide a broad reference point for the Company’s pay practices, it did not target a specific percentile for 2010 executive pay.
Employment Agreements
As discussed above, one of our objectives in setting executive compensation is to attract and retain qualified, high-performing executives. A key tool in achieving this objective is an employment agreement, which is highly negotiated, specific to each executive and reflects the terms that we are able to negotiate to attract and retain that particular executive at the time of hire. We re-negotiate and amend existing employment agreements, from time to time, to address changed circumstances with respect to a particular executive position. For example, on April 14, 2010, Mr. Kleisner and the Company entered into an amendment to his employment agreement, pursuant to which Mr. Kleisner agreed, among other things, to the cash and equity bonuses made to him in April 2010 in respect of his service for 2009 and that he would be eligible for a 2010 bonus in an amount, if any, and of a type determined in the sole discretion of the Compensation Committee, in lieu of any targeted cash incentives for 2010, including in connection with any termination of the employment agreement. The amendment also eliminated the provision regarding an annual equity grant and provided that no additional amounts would be payable to Mr. Kleisner in the event of a change in control.
Pre-Established Performance Criteria
Our annual cash incentive plan is based, in part, on pre-established performance criteria. These criteria include Company-specific performance measures that are established in the early part of the year, after reviewing internal financial and operating goals. Decisions regarding payouts under these annual cash incentive plans are generally made in the first quarter of the following year. The Compensation Committee typically maintains the ability to exercise negative discretion with respect to any payouts. In April 2010, the Compensation Committee established certain Company-specific performance measures for each of our named executive officers applicable to 2010. See “Elements of Executive Compensation — Annual Cash Incentives — 2010 Annual Cash Incentive Plan” for additional details.
Subjective Judgment and Discretion
Although a portion of the annual cash incentive is based on pre-established performance criteria, a portion is also subject to the discretion of the Compensation Committee. In 2010, 50% of the annual cash incentive was a discretionary component tied to overall individual and company performance, as evaluated by the Compensation Committee in its subjective judgment. Mr. Kleisner provided his evaluation of individual performance by the named executive officers, with the Compensation Committee making the final determination.

Elements of Executive Compensation
Base salary
Base salaries are the sole fixed component of compensation paid to the named executive officers and are paid for retention purposes and for performing the daily duties of their jobs. The Compensation Committee did not make any adjustments to base salary for the 2010 fiscal year.
Annual Cash Incentives
Annual cash incentives are a performance-based component of executive compensation that are designed to motivate and reward the achievement of annual financial results relative to Company targeted or budgeted levels and individual goals. We believe that annual cash incentives further our objectives of creating a culture of paying-for-performance. Annual cash incentives are generally paid in the first quarter of the year following the performance period.
The employment agreements of the named executive officers, as negotiated and entered into by the executive and the Company, establish certain parameters for the annual cash incentive opportunity based on competitive practice, market pay levels and incentive performance. Mr. Gordon was entitled to receive an annual cash incentive with a target equal to 100% of his base salary, with a maximum incentive potential of 200% of base salary. Mr. Szymanski is entitled to receive an annual cash incentive that is commensurate with the bonuses paid to other similarly situated employees of the Company, provided that the exact amount of Mr. Szymanski’s incentive is determined in the Company’s sole discretion. Under his initial employment agreement, Mr. Kleisner was entitled to receive an annual cash incentive with a target equal to 75% of his base salary, with no maximum specified in the employment agreement, provided that 75% of the total annual cash incentive was based on objective performance metrics and 25% of the total annual cash incentive was based on Mr. Kleisner’s performance, as determined by the Compensation Committee. On April 14, 2010, Mr. Kleisner and the Company entered into an amendment to his employment agreement, pursuant to which Mr. Kleisner agreed, in part, to the cash and equity bonuses made to him in respect of his service for 2009 and that he would be eligible for a 2010 bonus in an amount, if any, and of a type determined in the sole discretion of the Compensation Committee, in lieu of any targeted cash incentives for 2010, including in connection with any termination of the employment agreement. The parameters reflected in the named executive officers’ employment agreements were the result of negotiations and were approved by the Compensation Committee. The specific parameters and terms of the annual cash incentive opportunity are established by the Compensation Committee each year considering, in part, these employment agreements.
2010 Annual Cash Incentive Plan
In April 2010, the Compensation Committee established the 2010 performance objectives and incentive payout potential for the named executive officers for purposes of the annual cash incentive plan. The performance objectives for the 2010 annual cash incentive plan were based on (i) corporate Adjusted EBITDA, as disclosed in the Company’s 2010 year-end earnings release and 2010 Form 10-K on a pro forma basis assuming (a) 13% ownership interest by the Company in the Hard Rock joint venture, (b) receipt of management and other fees under the Hard Rock management agreement pursuant to its then existing terms, and (c) opening of Mondrian SoHo on July 2, 2010, (ii) RevPAR performance of the Company’s Morgans Hotel Group branded hotels (other than Hard Rock, Ames, Shore Club and Mondrian SoHo) versus their competitive sets as measured by their weighted average RevPAR index in 2010 as compared to 2009, and (iii) overall individual and Company performance, including stock price performance and the Company’s future outlook, as determined by the Committee.
Adjusted EBITDA was identified as a rewardable performance measure because it was deemed by the Compensation Committee to directly affect stockholder value, and RevPAR was selected because of its indication of the Company’s competitive operational performance. The Compensation Committee determined that these measures, together with individual and overall Company performance, provide a simple yet effective way of inducing executive decision making that increases stockholder value.

The following table sets forth the weight assigned to each performance goal and the amounts needed to achieve each performance level (i.e. target and outperformance):

Metric	Weight	Target	Outperformance
Adjusted EBITDA	40%	$50-55 million	$70 million
Competitive Set RevPAR Index	10%	105%	110%
Individual & Company Performance	50%	Discretionary	Discretionary
At the time these measures were established, the Company determined that, for 2010, achievement of the target level of performance for the Adjusted EBITDA and RevPAR Index performance metrics would require considerable effort.
In contrast to prior years, the Compensation Committee determined that the Individual & Company Performance component of the annual incentive would be entirely discretionary, in order to provide the Compensation Committee with greater flexibility in evaluating individual performance, stock price performance and the Company’s future outlook. Accordingly, there were no pre-established individual goals set by the Compensation Committee for 2010.
The possible target and outperformance annual cash incentive payouts available to the named executive officers for 2010, as well as the approved actual award levels were as set forth below:

Name	Target ($)	Outperformance ($)	Actual ($)
Mr. Kleisner (1)	—	—	—
Mr. Gordon	709,800	1,419,600	709,800
Mr. Szymanski	374,400	585,000	374,400

(1)	On April 14, 2010, Mr. Kleisner and the Company entered into an amendment to his employment agreement pursuant to which Mr. Kleisner agreed, among other things, to the cash and equity bonuses made to him in respect of his service for 2009 and that he would be eligible for a 2010 bonus in an amount, if any, and of a type determined in the sole discretion of the Compensation Committee, in lieu of any targeted cash incentives for 2010, including in connection with any termination of the employment agreement.
In early 2011, the Compensation Committee determined that for 2010, corporate Adjusted EBITDA achievement was at the target level and RevPAR Index achievement was at the target level. The portion of the bonus tied to the Individual and Company Performance component was evaluated by the Compensation Committee in its subjective judgment, with particular attention to such accomplishments as corporate and property-level refinancings and restructurings, business development activities, management of expenses, implementation of internal value-add programs and policies and development of talent and other resources. The Compensation Committee also considered the Company’s overall performance, including increased EBITDA, share price and customer satisfaction.
Discretionary Bonus
On April 14, 2010, Mr. Kleisner and the Company entered into an amendment to his employment agreement, pursuant to which Mr. Kleisner agreed, among other things, that in lieu of an annual cash incentive, he would be eligible for a 2010 bonus in an amount, if any, and of a type determined in the sole discretion of the Compensation Committee. In early 2011, the Compensation Committee determined to award a discretionary bonus of $702,000 to Mr. Kleisner in light of the Company’s overall performance, including EBITDA, share price and customer satisfaction, and his individual contributions to the Company’s achievements, including corporate and property-level refinancings and restructurings, business development activities, cost management and development of talent and other resources.

Long-Term Equity Compensation
Long-term equity incentives are a variable, performance-based component of compensation that are designed to motivate and reward the achievement of stock price appreciation and to support our retention objectives. Such awards also further our executive compensation objective of aligning the interests of our named executive officers with those of our stockholders. Our Amended and Restated 2007 Plan, which was amended by our stockholders in January 2010 to increase the number of shares reserved for issuance under the plan by 3,000,000, provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, shares of common stock of the Company, including restricted stock units (“RSUs”), and other equity-based awards, including membership units in Morgans Group LLC which are structured as profits interests (“LTIP units”) that are redeemable for shares of our common stock, or any combination of the foregoing. Equity awards typically vest over a three-year period, although our Amended and Restated 2007 Plan allows us to provide for different vesting periods. These forms of long-term equity compensation are intended to align the financial interests of our executive officers with those of our stockholders, and to focus our executive officers on the achievement of long-term performance objectives that are aligned with our corporate strategy, thereby establishing a direct relationship between compensation and our operating performance. In this regard, our executive officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines.
Although we do not have a formal common stock ownership policy, we encourage executive officers, including the named executive officers, to own and hold Company common stock to ensure sustained alignment of their interests with those of stockholders.
In addition, our employment agreements with certain of our 2010 named executive officers provide guidelines regarding the grant of annual equity awards. Under his initial employment agreement, Mr. Kleisner was eligible for an annual equity grant with a maximum value on the grant date of up to $2,425,000, with the exact amount of the grant to be determined by the Compensation Committee in its sole discretion, provided that 75% of the total annual grant value was based on objective performance metrics and 25% of the total annual grant value was based on the Compensation Committee’s subjective assessment of Mr. Kleisner’s performance. On April 14, 2010, Mr. Kleisner and the Company entered into an amendment to his employment agreement, pursuant to which Mr. Kleisner agreed, among other things, to the cash and equity bonuses made to him in April 2010 in respect of his service in 2009 and the elimination of the provision requiring an annual grant of equity awards.
Our employment agreement with Mr. Gordon provided that the Company may grant each year, commencing with calendar year 2008, equity awards, with a target value of $1.9 million and on terms and conditions specified by the Compensation Committee in its sole discretion, which terms and conditions may be no less favorable than the terms and conditions of equity awards granted to other senior executives of the Company. If the Company failed to grant annual equity awards at the target level for calendar years 2008, 2009 and 2010, such failure could be deemed to be a termination of employment which would entitle the employee to receive certain additional benefits discussed below under “Compensation of Directors and Executive Officers — Marc Gordon Amended and Restated Employment Agreement.”
The Compensation Committee’s current policy is to grant equity awards to executives and other eligible employees annually, typically at pre-established meetings during the first half of the year. For non-executive officers, the Company’s executive officers submit proposed stock option and other equity awards to the Compensation Committee. Equity awards are approved by the Compensation Committee and are not timed to precede the release of material non-public information. The grant date of equity awards is the date of Compensation Committee approval, and the typical exercise price for grants of stock options is the closing market price of our common stock on the date of grant. Exceptions to this general principle result from grants to new hires or in connection with a promotion or other special circumstances. In such instances, the date of grant would typically be the start date or the effective date of the promotion or other special circumstances.
Pursuant to Company policy, Morgans Hotel Group Co. prohibits executive officers and directors from purchasing or selling options to sell or buy Company common stock (“puts” and “calls”) or engaging in short sales with respect to Company common stock.

2010 Equity Awards
As described above, long-term incentive compensation is designed to motivate and reward the achievement of stock price appreciation and to support our retention objectives. In April 2010, the Compensation Committee determined that these objectives continued to be relevant, and determined to grant long-term equity awards to our named executive officers for 2009 performance and to continue to motivate executives for future performance. The Compensation Committee considered several factors when determining long-term incentive awards for the named executive officers, including:
•	Company financial and stock price performance;

•	available share reserve;

•	peer group practices; and

•	employment agreement terms.
Mr. Kleisner was awarded 106,509 LTIP units, which had a fair market value of $720,000. The award was primarily in recognition of his contributions in 2009 and for his continued performance in 2010 as the Board retained the flexibility to hire a new CEO, while Mr. Kleisner agreed to accept the terms of his amended contract and enable a smooth transition to a new CEO.
Under Mr. Gordon’s employment agreement, if the Company failed to grant annual equity awards at target levels for 2008, 2009 and 2010 ($1,900,000 for 2010), such failure could be deemed to be a constructive termination of Mr. Gordon’s employment, entitling Mr. Gordon to certain additional benefits. Mr. Gordon was awarded 281,065 LTIP units, with a fair market value of $1,900,000.
Mr. Szymanski was awarded 22,130 LTIP units, with a fair value of $149,600. The award reflected past performance, but was also intended to motivate future performance.
Perquisites
During 2010, we provided a limited number of benefits to one of our named executive officers that were not otherwise generally available to our employees. Specifically, we provided a company-leased vehicle for use by Mr. Kleisner, pursuant to his employment agreement, and paid for certain related expenses, such as parking, insurance and maintenance. We believe that these benefits served our business purposes in that they ensured Mr. Kleisner’s availability and maximized his ability to focus on Company business. For additional details on the amounts associated with these benefits, see the Summary Compensation Table below.
Severance and Change in Control Arrangements
Our severance benefits are designed to provide a bridge to future employment in the event an executive’s job is eliminated or employment is terminated. In addition, certain severance benefits provided to Mr. Kleisner were specifically negotiated with Mr. Kleisner as part of our recruitment and retention of his services as our new President and CEO in December 2007. Severance and termination benefits were based on competitive practice and level of responsibility.
The employment agreements of our former executives Messrs. Kleisner and Gordon provided for, and the employment agreement of our Chief Financial Officer, Mr. Szymanski, provides for certain payments as well as accelerated equity vesting in certain circumstances if the executive’s employment is terminated without cause or for good reason, or, in the case of Messrs. Kleisner and Gordon, if we failed to renew their employment agreements. In addition, our equity plans provide for acceleration of outstanding, unvested awards in certain circumstances. These payments and terms are discussed below under “Potential Payments upon Termination or Change in Control.”

Tax Provisions Affecting Compensation Decisions
Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. While we consider the impact of this and other tax rules when developing and implementing our executive compensation programs, we also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) or any other tax rule.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Board of Directors has approved that recommendation.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Robert Friedman (Co-Chairman)
Thomas L. Harrison (Co-Chairman)
Jeffrey M. Gault
The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Executive Compensation
The following tables contain certain compensation information for our former Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officer, each of whom was serving as an executive officer on December 31, 2010 (our “named executive officers”). Fred Kleisner, who was our Chief Executive Officer during 2010, separated from the Company on March 20, 2011, and Marc Gordon, who was our President during 2010, separated from the Company on April 1, 2011.
Summary Compensation Table
(for 2010, 2009 and 2008)

							Non-Equity
					Stock	Option	Incentive Plan		All Other
		Salary	Bonus		Awards	Awards	Compensation		Compensation		Total
Principal Position	Year	($)	(S)		($)(3)	($)(4)	($)		($)		($)
Fred J. Kleisner	2010	936,000	702,000	(1)	720,000	—	—	(1)	56,873	(7)	2,414,873
Chief Executive	2009	936,000	—		906,700	—	374,400		47,668	(7)	2,264,768
Officer	2008	936,000	—		1,616,664	809,569	—	(5)	52,989	(7)	3,415,222
Richard Szymanski	2010	468,000	—		149,600	—	374,400		—		992,000
Chief Financial	2009	468,000	—		411,373	—	224,800		—		1,104,173
Officer	2008	468,000	—		733,344	367,224	—	(6)	—		1,568,568
Marc Gordon	2010	709,800	—		1,900,000	—	709,800		—		3,319,600
President	2009	709,800	—		762,000	—	709,800		—		2,181,600
	2008	709,800	750,000	(2)	5,693,903	634,301	—	(2)	—		7,788,004

(1)	On April 14, 2010, Mr. Kleisner and the Company entered into an amendment to his employment agreement, pursuant to which Mr. Kleisner agreed, among other things, to the cash and equity bonuses made to him in April 2010 in respect of his service for 2009 and that he would be eligible for a 2010 bonus in an amount, if any, and of a type determined in the sole discretion of the Compensation Committee, in lieu of any targeted cash incentives for 2010, including in connection with any termination of the employment agreement.

(2)	Mr. Gordon did not receive any cash incentives but was paid a discretionary cash bonus of $750,000 with respect to his performance in 2008, in light of certain obligations of the Company under his employment agreement. See “— Mr. Gordon Amended and Restated Employment Agreement” in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(3)	Amounts shown in this column represent the grant date fair value of RSUs and LTIP units that could be settled in shares of our common stock computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for the year ended December 31, 2010.

(4)	Amounts shown in this column represent the grant date fair value of stock options to purchase shares of our common stock computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for the year ended December 31, 2010. See the tables in “Grants of Plan Based-Awards” and “Outstanding Equity Awards at Fiscal Year-End” below for more information on the option awards reflected in this column.

(5)	In light of the difficult economic times and the Company’s performance in 2008, Mr. Kleisner volunteered in December 2008 to forego payment of any cash incentives payable to him for 2008. The Compensation Committee agreed with his proposal, and as a result, Mr. Kleisner did not receive any cash incentives for 2008.

(6)	The Compensation Committee made an equity grant of 10,334 LTIP units to Mr. Szymanski on April 9, 2009, having a grant date fair value of $39,373, in lieu of any cash incentives payable to him for 2008.

(7)	In 2010, the Company incurred $41,892 for a company-leased automobile provided to Mr. Kleisner, which included lease payments, parking and car insurance and maintenance. Also in 2010, the Company incurred $14,981 for relocation expenses, as Mr. Kleisner began to relocate to his home state at the end of his tenure as the Company’s CEO. In 2009, the Company incurred $47,688 for a company-leased automobile provided to Mr. Kleisner, which included lease payments, parking, car insurance, a car phone and maintenance. In 2008, the Company incurred $52,989 for a company-leased car provided to Mr. Kleisner, which included lease payments, insurance, parking and maintenance.

2010 Grants of Plan-Based Awards

					All Other
					Stock		Grant Date
		Estimated Possible			Awards		Fair Value
		Payments Under Non-Equity			Number of		of Stock
		Incentive Plan Awards(1)			Shares of		and Option
		Threshold	Target	Maximum	Stock		Awards
Name	Grant Date	($)	($)	($)	(#)(2)		($)(4)
		—	—	—
Fred J. Kleisner	4/5/2010				106,509	(3)	720,000
Richard Szymanski		—	374,400	585,000
	4/5/2010				22,130	(3)	149,600
Marc Gordon		—	709,800	1,419,600
	4/5/2010				281,065	(3)	1,900,000

(1)	Represents the target and maximum amounts that could be earned by each named executive officer pursuant to our 2010 annual cash incentive plan. On April 14, 2010, Mr. Kleisner and the Company entered into an amendment to his employment agreement, pursuant to which Mr. Kleisner agreed, among other things, to the cash and equity bonuses made to him in April 2010 in respect of his service for 2009 and that he would be eligible for a 2010 bonus in an amount, if any, and of a type determined in the sole discretion of the Compensation Committee, in lieu of any targeted cash incentives for 2010, including in connection with any termination of the employment agreement. See “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Cash Incentives” above for a discussion of the annual cash incentive plan, and the Summary Compensation Table above for the actual amounts paid to the named executive officers for 2010 performance under the plan.

(2)	Amounts represent grants of LTIP units. LTIP units, vested or unvested, are entitled to receive the same quarterly per unit distributions as other membership units in Morgans Group LLC, our operating company, which equal per share dividends on our common stock. We are prohibited, however, from declaring dividends pursuant to various debt covenants.

(3)	LTIP units vest ratably in three annual installments beginning on the first anniversary of the grant date.

(4)	The grant date fair value was computed in accordance with FASB ASC Topic 718.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
In 2010, we had employment agreements with Messrs. Kleisner, Szymanski and Mr. Gordon.

Fred J. Kleisner Employment Agreement
Mr. Kleisner’s initial employment agreement provided for him to serve as our Chief Executive Officer on the following terms:
•	an initial contract term through December 31, 2010, unless either party terminated in accordance with the applicable termination provision;
•	an annual base salary of at least $900,000, subject to annual review for increase;
•	eligibility for an annual cash incentive with a target payout of 75% of annual base salary and an annual equity award with a maximum value on the grant date of up to $2,425,000, both of which are to be determined by the Compensation Committee based 75% upon objective performance metrics and 25% upon Mr. Kleisner’s subjective performance as determined by the Compensation Committee;
•	one-time grants of options to purchase the Company’s common stock and LTIP units, which were made in December 2007 and are discussed in footnote 2 to the Outstanding Equity Awards at Fiscal Year-End table; and
•	medical and other group welfare plan coverage and fringe benefits provided to our employees generally.
In addition, Mr. Kleisner’s employment agreement provided for certain payments to be made upon his termination. See “Potential Payments Upon Termination or Change in Control” below for these terms and amounts.
In April 2010, Mr. Kleisner and the Company entered into an amendment to his employment agreement, pursuant to which Mr. Kleisner agreed, among other things, to the cash and equity bonuses made to him in April 2010 in respect of his service for 2009 and that he would be eligible for a 2010 bonus in an amount, if any, and of a type determined in the sole discretion of the Compensation Committee, in lieu of any targeted cash incentives for 2010, including in connection with any termination of the employment agreement. The amendment also eliminated the provision regarding an annual equity grant and provided that no additional amounts would be payable to Mr. Kleisner in the event of a change in control. On December 13, 2010, Mr. Kleisner and the Company entered into an amendment to his employment agreement to extend the term until March 31, 2011.
On March 20, 2011, Mr. Kleisner separated from the Company.
Marc Gordon Amended and Restated Employment Agreement
Mr. Gordon’s employment agreement provided for him to serve as our President on the following terms:
•	an initial contract term through April 1, 2011, with automatic one-year extension terms unless either the Company or the employee gives a notice of non-renewal in accordance with the relevant provision of the employment agreement;
•	an annual base salary of at least $709,800, subject to annual review for increase;
•	eligibility for an annual cash incentive based on the satisfaction of performance goals as established by the Compensation Committee, with a target of 100% of annual base salary and a maximum level of 200% of annual base salary. To the extent that the annual cash incentive exceeds 100% of base salary, the Compensation Committee has the discretion to pay such excess in the form of fully vested equity compensation;
•	a guaranteed minimum annual cash incentive for 2008 and 2009 which is equal to at least 100% of annual base salary, provided, however, that should the Company fail to pay annual cash incentives at the target levels for calendar years 2008, 2009 and 2010, such failure may be deemed, upon notice to Mr. Gordon, to be a termination of employment which shall entitle the employee to receive certain additional benefits discussed below under “— Potential Payments upon Termination or Change in Control — Mr. Gordon”;

•	one-time grants of RSUs and LTIP units, which were made in April and May 2008 and are discussed in footnotes 6, 7 and 11 to the Outstanding Equity Awards at Fiscal Year-End table; and
•	commencing with calendar year 2008, equity awards under the Amended and Restated 2007 Plan, as may be amended, with a target value of $1.9 million on terms and conditions specified by the Compensation Committee in its sole discretion, which terms and conditions shall be no less favorable than the terms and conditions of equity awards granted to other senior executives of the Company; provided, however, that if the Company fails to grant annual equity awards at the target levels for calendar years 2008, 2009 and 2010, such failure may be deemed, upon notice to Mr. Gordon, to be a termination of employment which shall entitle the employee to receive certain additional benefits discussed below under “— Potential Payments upon Termination or Change in Control — Mr. Gordon.”
In addition, Mr. Gordon’s employment agreement provided for certain payments to be made upon his termination. See “Potential Payments Upon Termination or Change in Control” below for these terms and amounts.
On April 1, 2011, Mr. Gordon separated from the Company.
Richard Szymanski Employment Agreement
Mr. Szymanski’s employment agreement provides for him to serve as our Chief Financial Officer on the following terms:
•	no specified initial contract term; agreement may be terminated by either party in accordance with the applicable termination provision;
•	an annual base salary of at least $450,000, subject to annual review for increase;
•	eligibility for annual cash incentives commensurate with the incentive paid to the Company’s other similarly situated employees, provided that the exact amount of his incentive will be determined in the Company’s sole discretion; and
•	medical and other group welfare plan coverage and fringe benefits provided to our employees generally.
In addition, Mr. Szymanski’s employment agreement provides for certain payments to be made upon his termination. See “Potential Payments Upon Termination or Change in Control” below for these terms and amounts.

Stock Vested During 2010

	Stock Awards
	Number of Shares
	Acquired on	Value
	Vesting	Realized on Vesting
Name	(#)	($)
Mr. Kleisner (1)	17,473	113,575
Mr. Szymanski (2)	32,926	220,269
Mr. Gordon (3)	13,690	88,985

(1)	Reflects the vesting on April 3, 2010 of 1/3 of the total RSUs granted on April 3, 2008. Amounts reflect the market value of the shares vested, based on the closing price of our common stock on the date of vesting. The closing price of our common stock on April 3, 2010 was $6.50. In his capacity as a director, Mr. Kleisner was granted 1,017 RSUs in May 2007, of which 339 shares vested in 2010. The vesting of these RSUs, which were granted to Mr. Kleisner in his capacity as a director, are not included in the table.

This table does not include information regarding stock options that have vested, but have not been exercised. It also does not include the following LTIP units that have vested, but have not been converted or redeemed into shares of common stock: 18,334 LTIP units that vested on December 13, 2010, with a market value of approximately $172,156 as of the vesting date, 17,473 LTIP units that vested on April 3, 2010, with a market value of approximately $117,917 as of the vesting date and 79,326 LTIP units that vested on April 9, 2010, with a market value of approximately $573,527 as of the vesting date.

(2)	Reflects the vesting on April 3, 2010 of 1/3, or 7,926, of the total RSUs granted on April 3, 2008 and the vesting on August 14, 2010 of 25,000 RSUs granted on August 14, 2009. Number of shares reflects the total number of shares vested. The closing price of our common stock on April 3, 2010 was $6.50 and on August 14, 2010 was $6.75.

This table does not include information regarding stock options that have vested, but have not been exercised. It also does not include the following LTIP units that have vested, but have not been converted or redeemed into shares of common stock: 8,750 LTIP units that vested on April 25, 2010, with a market value of approximately $73,675 as of the vesting date, 3,444 LTIP units that vested throughout 2010 (1/12 on the 14th of each month), with a total market value of approximately $24,900 as of the respective vesting dates, 5,000 LTIP units that vested on November 27, 2010, with a market value of approximately $39,050 as of the vesting date, and 7,926 LTIP units that vested on April 3, 2010, with a market value of approximately $51,519 as of the vesting date.

(3)	Reflects the vesting on April 3, 2010 of 1/3 of the total RSUs granted on April 3, 2008. Number of shares reflects the total number of shares vested. The closing price of our common stock on April 3, 2010 was $6.50.

This table does not include information regarding stock options that have vested, but have not been exercised. It also does not include the following LTIP units that have vested, but have not been converted or redeemed into shares of common stock: 17,500 LTIP units that vested on April 25, 2010, with a market value of approximately $147,350 as of the vesting date, 98,006 LTIP units that vested on April 3, 2010, with a market value of approximately $637,039 as of the vesting date, 12,725 LTIP units that vested on May 20, 2010, with a market value of approximately $76,605 as of the vesting date and 66,666 LTIP units that vested on April 9, 2010, with a market value of approximately $481,995 as of the vesting date.

Outstanding Equity
Awards at Fiscal Year-End
(as of fiscal year ended December 31, 2010)

												Equity
											Equity	Incentive Plan
											Incentive Plan	Awards:
											Awards:	Market or
											Number of	Payout Value
	Number of		Number of								Unearned	of Unearned
	Securities		Securities					Number of		Market Value	Shares, Units	Shares, Units
	Underlying		Underlying					Shares or Units		of Shares or	or Other	or Other
	Unexercised		Unexercised		Option		Option	of Stock That		Units of Stock	Rights That	Rights That
	Options (#)		Options (#)		Exercise		Expiration	Have Not		That Have Not	Have Not	Have Not
Name	Exercisable		Unexercisable		Price ($)		Date	Vested (#)		Vested ($)(13)	Vested (#)	Vested ($)
Fred J. Kleisner	82,148	(1)	41,074	(1)	15.42	(1)	4/3/2018	158,653	(5)	1,438,983	—	—
	95,000	(2)	—	(2)	17.32	(2)	12/12/2017	17,474	(6)	158,489	—	—
	120,000	(2)	—	(2)	24.25	(2)	12/12/2017	17,474	(7)	158,489	—	—
								106,509	(8)	966,037	—	—
Richard Szymanski	37,263	(1)	18,631	(1)	15.42	(1)	4/3/2018	50,000	(9)	453,500	—	—
	25,000	(3)	—	(3)	20.00	(3)	2/14/2016	6,890	(5)	62,492	—	—
	33,000	(4)	—	(4)	17.67	(4)	11/27/2017	7,926	(6)	71,889	—	—
								7,926	(7)	71,889	—	—
								22,130	(10)	200,719	—	—
Marc Gordon	64,363	(1)	32,182	(1)	15.42	(1)	4/3/2018	133,334	(5)	1,209,339	—	—
	150,000	(3)	—	(3)	20.00	(3)	2/14/2016	13,691	(6)	124,177	—	—
								98,006	(7)	888,914	—	—
								12,725	(11)	115,416	—	—
								281,065	(12)	2,549,260	—	—

(1)	These option awards were granted on April 3, 2008 to Messrs. Kleisner, Gordon and Szymanski, and began vesting ratably in three annual installments beginning on the first anniversary of the grant date.

(2)	These option awards were granted on December 12, 2007 to Mr. Kleisner, and began vesting ratably in three annual installments beginning on the first anniversary of the grant date. Pursuant to his employment agreement, 95,000 options were granted at an exercise price equal to the closing price on the grant date, and 120,000 options were granted at 140% of such closing price.

(3)	These option awards were granted on February 14, 2006 to Messrs. Gordon and Szymanski, 1/3 of which vested on February 14, 2007, and the remainder of which vested in 24 equal installments at the end of each month following the first anniversary of the grant date.

(4)	These option awards were granted on November 27, 2007 to Mr. Szymanski, and vested ratably in three annual installments beginning on the first anniversary of the grant date.

(5)	These stock awards, in the form of LTIP units, which are convertible into a corresponding number of shares of the Company’s common stock, were part of a grant that was made on April 9, 2009 to Messrs. Kleisner, Gordon and Szymanski, to vest ratably in three annual installments beginning on the first anniversary of the grant date.

(6)	These stock awards, in the form of RSUs, which are convertible into a corresponding number of shares of the Company’s common stock, were part of a grant that was made on April 3, 2008 to Messrs. Kleisner, Gordon and Szymanski, to vest ratably in three annual installments beginning on the first anniversary of the grant date.

(7)	These stock awards, in the form of LTIP units, which are convertible into a corresponding number of shares of the Company’s common stock, were part of a grant that was made on April 3, 2008 to Messrs. Kleisner, Gordon and Szymanski, to vest ratably in three annual installments beginning on the first anniversary of the grant date.

(8)	This stock award, in the form of LTIP units, which are convertible into a corresponding number of shares of the Company’s common stock, was part of a grant that was made on April 5, 2010 to Mr. Kleisner, to vest ratably in three annual installments beginning on the first anniversary of the grant date.

(9)	This stock award, in the form of RSUs, which are convertible into a corresponding number of shares of the Company’s common stock, was part of a grant that was made to Mr. Szymanski on August 14, 2009, to vest ratably in three annual installments beginning on the first anniversary of the grant date.

(10)	This stock award, in the form of LTIP units, which are convertible into a corresponding number of shares of the Company’s common stock, was part of a grant that was made to Mr. Szymanski on April 5, 2010, to vest ratably in three annual installments beginning on the first anniversary of the grant date.

(11)	This stock award, in the form of LTIP units, which are convertible into a corresponding number of shares of the Company’s common stock, was part of a grant that was made to Mr. Gordon on May 20, 2008, to vest ratably in three annual installments beginning on the first anniversary of the grant date.

(12)	A stock award, in the form of LTIP units, which are convertible into 281,065 shares of the Company’s common stock, was part of a grant that was made to Mr. Gordon on April 5, 2010, and vests ratably in three annual installments beginning on the first anniversary of the grant date.

(13)	Based on the closing stock price of our common stock on December 31, 2010 of $9.07 per share.
Potential Payments upon Termination or Change in Control
Messrs. Kleisner, Gordon and Szymanski
The following discussion summarizes the potential payments and acceleration rights upon certain terminations, including following a change in control of the Company, where different, for each of the named executive officers, assuming a December 31, 2010 termination date. These payments and acceleration rights are generally contained within the named executive officers’ employment agreements.
The amounts set forth below do not include agreements, plans or arrangements providing for payments upon termination that do not discriminate in scope, terms or operation in favor of the Company’s executive officers and that are generally available to all employees of the Company equally (e.g., payouts under our life insurance policy or disability plan payments) or compensation amounts accrued and not yet paid for past service. The amounts also do not include the value of any equity awards made subsequent to December 31, 2010. In addition, for purposes of quantifying the value of continued health insurance coverage benefits presented in the disclosure below, we have estimated a value of such insurance benefits based on the monthly cost of such coverage as of December 31, 2010 pursuant to COBRA, multiplied by the number of months.
Mr. Kleisner (Employment Agreement Terms as of December 31, 2010)
If Mr. Kleisner’s employment had been terminated by us without “cause” (as defined below) on December 31, 2010, Mr. Kleisner would have been entitled to the following benefits, in addition to the payment of his base salary through the date of termination:
•	Payment of his base salary through March 31, 2011. As of December 31, 2010, this cash payment would have been $234,000.
•	Provision of dental insurance benefits after his date of termination. As of December 31, 2010, the estimated value of this benefit would have been $126.
•	All equity awards granted to Mr. Kleisner that had not previously vested would have become immediately vested and exercisable. As of December 31, 2010, the estimated value of this benefit would have been $0 for options as the Company’s stock price at year end was $9.07 per share (compared to strike prices of $17.32, $24.25 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2010, the value of this benefit would have been $2,563,509 for LTIP units (computed based on full vesting of all unvested LTIP units at that date (282,636) multiplied by $9.07, our closing stock price on December 31, 2010). As of December 31, 2010, the value of this benefit would have been $158,489 for RSUs (computed based on full vesting of all unvested RSUs at that date (17,474) multiplied by $9.07, our closing stock price on December 31, 2010).

If Mr. Kleisner’s employment had been terminated upon his death or disability, he (or his estate) would not have been entitled to severance benefits, although he would have been entitled to the payment of his base salary through the date of termination.
In his employment agreement, Mr. Kleisner agreed that during the course of his employment and for two years thereafter, he will not directly or indirectly compete with the business activities conducted by the Company by providing any services to any other entity or individual engaged in the business of owning and/or operating hotels. In addition, Mr. Kleisner agreed to non-solicitation provisions covering the period of his employment and a two-year period thereafter, regardless of the circumstances under which his employment terminates, and confidentiality provisions covering the period of his employment and thereafter. In the event that Mr. Kleisner threatens to breach or materially breaches the non-competition, non-solicitation or confidentiality provision of his employment agreement, the Company shall be entitled to both equitable relief and monetary damages.
Mr. Kleisner’s Separation
On March 20, 2011, Mr. Kleisner resigned from the Board and separated from the Company. In accordance with his employment agreement, all of his outstanding equity awards were accelerated as of that date.
Mr. Gordon (Employment Agreement Terms as of December 31, 2010)
Absent a change in control as defined in the Amended and Restated 2007 Plan, if Mr. Gordon’s employment had been terminated by us without “cause” or by Mr. Gordon for “good reason” (each as defined below) on December 31, 2010, other than a termination after failure to pay an annual incentive or grant annual equity awards at the target levels for 2008, 2009 or 2010, Mr. Gordon would have been entitled to the following severance benefits, in addition to the payment of his base salary through the date of termination:
•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination, based on the greater of the target annual incentive for the year in which termination occurs or the average annual incentive for the two preceding years. As of December 31, 2010, this cash payment would have been $729,900.
•	A lump sum amount equal to 2 times the sum of Mr. Gordon’s then current base salary and the greater of target annual incentive for the year in which termination occurs or average annual incentive for the two preceding years. As of December 31, 2010, this cash payment would have been $2,879,400.
•	24 months of continued medical, dental, and life insurance coverage for Mr. Gordon and his dependents. As of December 31, 2010, the estimated value of this benefit would have been $22,305.
•	The full vesting of all his equity awards. As of December 31, 2010, the value of this benefit would have been $0 for options as the Company’s stock price at year end was $9.07 per share (compared to strike prices of $20.00 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2010, the value of this benefit would have been $4,762,929 for LTIP units (computed based on full vesting of all unvested LTIP units as that date (525,130) multiplied by $9.07, our closing stock price on December 31, 2010). As of December 31, 2010, the value of this benefit would have been $124,177 for RSUs (computed based on full vesting of all unvested RSUs at that date (13,691) multiplied by $9.07, our closing stock price on December 31, 2010).

If Mr. Gordon’s employment had been terminated upon his death or disability, he (or his estate) would have been entitled to the following severance benefits, in addition to the payment of his base salary through the date of termination:
•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination, based on the greater of the target annual incentive for the year in which termination occurs or the average annual incentive for the two preceding years. As of December 31, 2010, this cash payment would have been $729,900.
•	The full vesting of all his equity awards. As of December 31, 2010, the value of this benefit would have been $0 for options as the Company’s stock price at year end was $9.07 per share (compared to strike prices of $20.00 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2010, the value of this benefit would have been $4,762,929 for LTIP units (computed based on full vesting of all unvested LTIP units as that date (525,130) multiplied by $9.07, our closing stock price on December 31, 2010). As of December 31, 2010, the value of this benefit would have been $124,177 for RSUs (computed based on full vesting of all unvested RSUs at that date (13,691) multiplied by $9.07, our closing stock price on December 31, 2010).
In addition, Mr. Gordon’s employment agreement provided the following severance benefits, in addition to the payment of his base salary through the date of termination, in the case of termination upon the nonrenewal of his employment agreement by the Company or, absent a change in control, the Company’s failure to pay an annual incentive or grant annual equity awards at the target levels for 2008, 2009 or 2010, which failure was deemed to be a termination of employment upon notice by the Company or by Mr. Gordon for good reason:
•	A lump sum amount equal to 1.0 times Mr. Gordon’s then current base salary, plus 1.0 times the greater of the target annual incentive for the year in which termination occurs or the average annual incentive for the two preceding years. As of December 31, 2010, this cash payment would have been $1,439,700.
•	12 months of continued medical, dental, and life insurance coverage for Mr. Gordon and his dependents. As of December 31, 2010, the estimated value of this benefit would have been $11,152.
•	The full vesting of all his equity awards. As of December 31, 2010, the value of this benefit would have been $0 for options as the Company’s stock price at year end was $9.07 per share (compared to strike prices of $20.00 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2010, the value of this benefit would have been $4,762,929 for LTIP units (computed based on full vesting of all unvested LTIP units as that date (525,130) multiplied by $9.07, our closing stock price on December 31, 2010). As of December 31, 2010, the value of this benefit would have been $124,177 for RSUs (computed based on full vesting of all unvested RSUs at that date (13,691) multiplied by $9.07, our closing stock price on December 31, 2010).
In addition, Mr. Gordon’s employment agreement provided that if Mr. Gordon’s employment had been terminated upon his own nonrenewal of his employment agreement, he would have been entitled to the following severance benefits, in addition to the payment of his base salary through the date of termination:
•	The full vesting of all his equity awards. As of December 31, 2010, the value of this benefit would have been $0 for options as the Company’s stock price at year end was $9.07 per share (compared to strike prices of $20.00 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2010, the value of this benefit would have been $4,762,929 for LTIP units (computed based on full vesting of all unvested LTIP units as that date (525,130) multiplied by $9.07, our closing stock price on December 31, 2010). As of December 31, 2010, the value of this benefit would have been $124,177 for RSUs (computed based on full vesting of all unvested RSUs at that date (13,691) multiplied by $9.07, our closing stock price on December 31, 2010).

If, after a change in control, Mr. Gordon’s employment had been terminated by us without “cause” or for disability or by Mr. Gordon for “good reason” (including termination upon notice by the Company or by Mr. Gordon for good reason after failure by the Company to pay an annual incentive or grant annual equity awards at the target levels for 2008, 2009 or 2010), Mr. Gordon would have been entitled to the following severance benefits, in addition to the payment of his base salary through the date of termination:
•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination, based on the greater of the target annual incentive for the year in which termination occurs or the average annual incentive for the two preceding years. As of December 31, 2010, this cash payment would have been $729,900.
•	A lump sum amount equal to 2.5 times the sum of Mr. Gordon’s then current base salary and the greater of target annual incentive for the year in which termination occurs or average annual incentive for the two preceding years. As of December 31, 2010, this cash payment would have been $3,599,845.
•	30 months of continued medical, dental, and life insurance coverage for Mr. Gordon and his dependents. As of December 31, 2010, the estimated value of this benefit would have been $27,881.
•	The full vesting of all his equity awards. As of December 31, 2010, the value of this benefit would have been $0 for options as the Company’s stock price at year end was $9.07 per share (compared to strike prices of $20.00 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2010, the value of this benefit would have been $4,762,929 for LTIP units (computed based on full vesting of all unvested LTIP units as that date (525,130) multiplied by $9.07, our closing stock price on December 31, 2010). As of December 31, 2010, the value of this benefit would have been $124,177 for RSUs (computed based on full vesting of all unvested RSUs at that date (13,691) multiplied by $9.07, our closing stock price on December 31, 2010).
In addition, in the event a payment to Mr. Gordon had been deemed to be a golden parachute payment under Section 280G of the Internal Revenue Code, Mr. Gordon would also have been entitled to receive a tax gross-up payment to cover his excise tax liability under Section 4999. Assuming a termination date of December 31, 2010, Mr. Gordon would have received a tax gross-up payment of approximately $1,814,981 as part of his severance payment.
In his employment agreement, Mr. Gordon agreed that during the course of his employment and, unless he terminates his employment for good reason or is terminated without cause, for a one-year period thereafter, he will not, subject to certain exceptions, engage in competition with our business of the management and operation of full service hotels in North America or Western Europe. In his employment agreement, Mr. Gordon also agreed to non-solicitation provisions covering the period of his employment and, subject to certain exceptions, a one-year period thereafter and confidentiality provisions covering the period of his employment and thereafter. In the event Mr. Gordon materially breached the non-competition, non-solicitation or confidentiality provision of his employment agreement, the Company’s obligation to make the termination payments described above would have ceased, provided that the Company would have remained obligated to make such payments in the event of a change in control of the Company.
Mr. Gordon’s Separation Agreement
On April 1, 2011, Mr. Gordon separated from the Company pursuant to the terms of a separation agreement. In connection with his departure, the Company entered into a separation agreement and release (the “Separation Agreement”) with Mr. Gordon on March 20, 2011. Pursuant to the Separation Agreement, the Company agreed to pay Mr. Gordon (1) a lump sum severance payment of $2,069,000, (2) monthly consulting payments of $66,666 per month through December 2011, and (3) a lump sum payment of $300,000 in January 2012. The Company also agreed that all of Mr. Gordon’s equity awards would vest and that he will be eligible to elect continuation coverage under COBRA. In consideration of the monthly consulting payments, Mr. Gordon agreed to make himself available to provide consulting services to the Company through December 2011. In addition, Mr. Gordon agreed to certain non-competition and standstill provisions that are effective for nine months following the date of the Separation Agreement and certain non-solicitation provisions that are effective through March 31, 2012. Mr. Gordon resigned from the Company’s Board, effective March 20, 2011.

Mr. Szymanski. If Mr. Szymanski’s employment is terminated by us without “cause” or by Mr. Szymanski for “good reason” (each as defined below), Mr. Szymanski will be entitled to the following benefits, in addition to the payment of his base salary through the date of termination:
•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination. As of December 31, 2010, this cash payment would have been $374,400.
•	Payment of his base salary for 24 months after his date of termination. As of December 31, 2010, this cash payment would have been $936,000.
•	Payment of a single incentive equal to the greater of (i) the incentive he actually received for the prior two years or (ii) twice his annual target incentive. As of December 31, 2010, this cash payment would have been $748,800.
•	24 months of health insurance benefits for Mr. Szymanski and his dependents after his date of termination. As of December 31, 2010, the estimated value of this benefit would have been $19,583.
In addition, Mr. Szymanski’s employment shall terminate automatically upon his death, and in the case of termination due to disability, the Company will have no further obligations to Mr. Szymanski.
Pursuant to Mr. Szymanski’s employment agreement, if, at the time of or during the one-year period following a “change in control” (as defined below), the Company terminates his employment or he resigns for good reason, Mr. Szymanski will be entitled to the following benefits, in addition to the payment of his base salary through the date of termination:
•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination. As of December 31, 2010, this cash payment would have been $374,400.
•	Payment of his base salary for 24 months after his date of termination. As of December 31, 2010, this cash payment would have been $936,000.
•	Payment of a single cash incentive equal to the greater of (i) the incentive he actually received for the prior two years or (ii) twice his annual target incentive. As of December 31, 2010, this cash payment would have been $748,800.
•	24 months of health insurance benefits for Mr. Szymanski and his dependents after his date of termination. As of December 31, 2010, the estimated value of this benefit would have been $19,583.
•	The full vesting of all his equity awards. As of December 31, 2010, the value of this benefit would have been $0 for options. The Company’s stock price at year end was $9.07 per share (compared to strike prices of $20.00, $17.67 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2010, the value of this benefit would have been $335,100 for LTIP units (computed based on full vesting of all unvested LTIP units at that date (36,943) multiplied by $9.07, our closing stock price on December 31, 2010). As of December 31, 2010, the value of this benefit would have been $525,389 for RSUs (computed based on full vesting of all unvested RSUs at that date (57,926) multiplied by $9.07 our closing stock price on December 31, 2010).
In his employment agreement, Mr. Szymanski has agreed to non-solicitation provisions that cover the period of his employment and a two-year period thereafter, regardless of the circumstances under which his employment terminates, and confidentiality provisions that cover the period of his employment and thereafter. In the event that Mr. Szymanski threatens to breach or materially breaches the non-solicitation or confidentiality provision of his employment agreement, the Company shall be entitled to both equitable relief and monetary damages.

Defined Terms
Under Messrs. Kleisner’s and Szymanski’s employment agreements, “cause” generally means: (i) the employee’s repeated failure to perform his duties as determined in the sole discretion of the Board; (ii) the employee’s refusal to follow the policies and directives of the Board or supervisor, as applicable; (iii) the employee’s material breach of the provisions of the employment agreement; (iv) the employee’s engagement in any act of dishonesty, gross negligence or willful misconduct that may have an adverse effect on the Company; (v) the employee’s breach of any fiduciary duty owed to the Company; or (vi) the employee’s knowing violation of any law, rule or regulation that affects his performance of or ability to perform any of his duties or responsibilities with the Company; provided, however, that no termination pursuant to clause (i), (ii) or (iii) shall be effective unless the conduct providing cause to terminate continues after the employee has been given notice thereof and 30 days in which to cure the same.
Under Messrs. Kleisner’s and Szymanski’s employment agreements, “good reason” generally means: (i) any failure by the Company to comply with any of the compensation provisions, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company; (ii) the assignment to the employee, or the removal from the employee, of any duties or responsibilities that result in a material diminution of the employee’s authority; (iii) a material diminution of the budget over which the employee has responsibility, other than for a bona fide business reason; (iv) any failure by the Company to comply with and satisfy the provision in the employment agreement regarding a successor entity honoring the agreement; (v) the imposition of any requirement that the employee relocate his office to a location other than Manhattan; or (vi) a material breach by the Company of any written agreement between the Company and the employee; provided, however, that no termination for good reason shall be effective unless the acts or omissions providing good reason to terminate are capable of being cured and such acts or omissions continue after the employee has given the Company notice thereof and 30 days in which to cure the same.
Under Mr. Gordon’s employment agreement, “cause” generally means (i) the willful and continual refusal to substantially perform his responsibilities under his employment agreement, after demand for substantial performance has been given by the Board, (ii) willful engagement in misconduct which is materially and demonstrably injurious to the Company, or (iii) being convicted of a felony or pleading guilty or nolo contendere to a felony.
Under Mr. Gordon’s employment agreement, “good reason” generally means: (i) the assignment to Mr. Gordon of duties materially inconsistent with his title, position, status, reporting relationships, authority, duties or responsibilities or any other action by the Company which results in a diminution of the employee’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company; (ii) any failure by the Company to comply with any of the compensation or benefits provisions of the employment agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company; (iii) any purported termination by the Company of his employment, otherwise than as expressly permitted by the employment agreement; (iv) any failure by the Company to comply with and satisfy the provision in the employment agreement regarding a successor entity honoring the agreement; (v) following a change in control, any requirement that Mr. Gordon principal place of employment be at a location more than 50 miles from New York, New York; or (vi) any material failure by the Company to comply with any other material provision of the employment agreement; provided, however, that, absent a change in control, failure to pay the employee an annual incentive at the target level for calendar years 2008, 2009 or 2010, or the failure to grant the employee an annual equity award at the target level for calendar years 2008, 2009 and 2010 may be deemed to be good reason, but will only entitle Mr. Gordon to limited benefits as described earlier.

Under Messrs. Kleisner’s Szymanski’s and Gordon’s employment agreements, “change in control” generally means: (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) together with its affiliates, excluding employee benefit plans of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; (ii) individuals who at the beginning of any two-year period constitute the Board, plus new directors of the Company whose election or nomination for election by the Company’s stockholders is approved by a vote of at least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of the Board; (iii) a merger or consolidation of the Company with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger of consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the Company is completely liquidated or all or substantially all of the Company’s assets are sold.
Director Compensation
The following table summarizes the various fees currently in effect for Directors:

Annual fee
• Chairman of the Board of Directors	$70,000
• Non-employee directors	$50,000
Fee for Chairman of Committees
• Audit Committee	$15,000
• Compensation Committee	$15,000
• Corporate Governance and Nominating Committee	$7,000	(1)
Fee for each meeting attended in person
• Board of Directors	$2,000
• Audit Committee	$2,000
• Compensation Committee	$2,000
• Corporate Governance and Nominating Committee	$2,000
Fee for each meeting attended by telephone
• Board of Directors	$2,000
• Audit Committee	$2,000
• Compensation Committee	$2,000
• Corporate Governance and Nominating Committee	$2,000

(1)	On October 21, 2010, the annual fee for chairman of the Corporate Governance and Nominating Committee increased from $5,000 to $7,000.
The Board delegated to Mr. Gault, the power and authority, on behalf of the Board, to monitor, advise on, provide counsel regarding and perform such other activities as are typically performed by a director with respect to the Company’s development of the Hard Rock Hotel & Casino, Mondrian South Beach and Mondrian SoHo construction projects, in light of the importance to the Company of these projects, and report to the Board from time to time on such developments. In light of his additional duties and responsibilities on behalf of the Board, Mr. Gault was paid $64,645 in special fees in 2010.
In addition, we make a one-time grant of $50,000 worth of RSUs to new directors and annual equity grants worth $50,000 to each of our non-employee directors. On May 20, 2010, our Compensation Committee granted 8,305 RSUs to each of our non-employee directors at the time, including Messrs. Hamamoto, Friedman, Gault, Gross, Harrison, Knetzger and Malone. These RSUs vested immediately upon grant, but are not exercisable until such time as they resign as a director or otherwise separate from the Company. We anticipate that each year our Compensation Committee will continue to grant to each of our non-employee directors equity awards having a value and vesting schedule determined by the Compensation Committee. We currently anticipate that these grants will be made to our non-employee directors each year after our annual meeting of stockholders.

Lastly, each non-employee director was granted 14 complimentary room stays, transferable to other persons at the director’s request, and a fixed rate at each hotel or property owned by the Company. In addition, we reimburse all directors for reasonable and customary out-of-pocket expenses incurred in connection with their services on the Board.
Directors who are our officers or employees receive no compensation as directors.
The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2010.
2010 Director Compensation

	Fees Earned	Stock
	or Paid in	Awards	Option Awards	Total
	Cash ($)	($)(5)	($)	($)

David T. Hamamoto(1)	92,000	50,000	—	142,000
Robert Friedman(2)	126,000	50,000	—	176,000
Jeffery M. Gault(3)	187,500	50,000	—	237,000
Michael Gross(4)	74,098	50,000	—	124,000
Thomas L. Harrison(2)	142,000	50,000	—	192,000
Edwin L. Knetzger, III(2)	88,500	50,000	—	138,500
Michael D. Malone(3)	94,000	50,000	—	144,000

(1)	As of December 31, 2010, Mr. Hamamoto held 8,305 RSUs that were granted on May 20, 2010, all of which are vested; 10,080 RSUs that were granted on August 14, 2009, all of which are vested; 3,623 LTIP units that were granted on May 20, 2008, all of which are vested; 1,017 RSUs that were granted on May 31, 2007, all of which are vested; 300,000 stock options to purchase shares of common stock that were granted on February 14, 2006, all of which are vested; and 325,000 LTIP units that were granted on February 14, 2006, all of which are vested. The February 14, 2006 grants of stock options and LTIP units were made as “founder” grants to Mr. Hamamoto at the time of our IPO.

(2)	As of December 31, 2010, each of Messrs. Friedman, Harrison and Knetzger held 8,305 RSUs that were granted on May 20, 2010, all of which are vested; 10,080 RSUs that were granted on August 14, 2009, all of which are vested; 3,623 LTIPs that were granted on May 20, 2008, all of which are vested; 1,017 RSUs that were granted on May 31, 2007, all of which are vested; and 5,000 RSUs that were granted on February 14, 2006, all of which are vested.

(3)	As of December 31, 2010, each of Messrs. Gault and Malone held 8,305 RSUs that were granted on May 20, 2010, all of which are vested; 10,080 RSUs that were granted on August 14, 2009, all of which are vested; 6,497 RSUs that were granted on April 1, 2008, all of which are vested; and 3,623 LTIP units that were granted on May 20, 2008, all of which are vested.

(4)	As of December 31, 2010, Mr. Gross held 8,305 RSUs that were granted on May 20, 2010, all of which are vested, and 16,129 RSUs that were granted on October 27, 2009, all of which are vested.

(5)	Amounts shown in this column include the grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see footnote 10 to the audited consolidated financial statements contained in our Form 10-K for the year ended December 31, 2010.

Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2010, relating to our equity compensation plan pursuant to which grants of securities may be made from time to time.

Number of Securities
Available for Future
			Weighted-Average		Issuance
			Exercise Price of		Under Equity
	Number of Securities to		Outstanding		Compensation Plans
	be Issued Upon Exercise		Options,		(Excluding Securities
	of Outstanding Options,		Warrants and		Reflected in First
Plan Category	Warrants and Rights		Rights		Column)
Equity compensation plans approved by security holders(1)	4,583,108	(2)	$18.55	(3)	2,751,391	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	4,583,108	(2)	$18.55	(3)	2,751,391	(4)

(1)	The Amended and Restated 2007 Plan, which amended and restated the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan, was approved by our stockholders on May 20, 2008. The Amended and Restated 2007 Plan was further amended by our stockholders in January 2010 to increase the number of shares reserved for issuance under the plan by 3,000,000.

(2)	Includes 1,506,337 options, of which 104,254 are subject to vesting conditions, 805,334 RSUs, of which 632,511 are subject to vesting conditions, and 2,271,437 LTIP units of which 894,210 are also subject to vesting conditions. Conditioned on minimum allocation to the capital accounts of the LTIP units for federal income tax purposes, each LTIP units may be converted, at the election of the holder, into one membership unit, which represents an ownership of interest in our operating company, or Membership Units. Each of the Membership Units underlying these LTIP units are redeemable at the election of the Membership Unit holder for (i) cash equal to the then fair market value of one share of our common stock, or (ii) at the option of the Company in its capacity as managing member of our operating company, one share of our common stock.

(3)	Weighted-average exercise price of outstanding options excludes the value of outstanding RSUs and LTIP units.

(4)	Represents the number of shares available for issuance under the Amended and Restated 2007 Plan assuming that all awards are made as options or stock appreciation rights. Upon a grant of awards other than awards of options or stock appreciation rights, the number of shares available for issuance under the Amended and Restated 2007 Plan is reduced by 1.7 times the number of shares of stock subject to such awards and any shares underlying options or stock appreciation rights not purchased or forfeited shall be added back to the limit set forth above by 1.7 times the number of shares of stock subject to such awards. The number of shares of stock available for issuance under the Amended and Restated 2007 Plan will not be increased by (i) any shares of stock tendered or withheld or surrendered in connection with the purchase of shares of stock upon exercise of an option, or (ii) any shares of stock deducted or delivered from an award payment in connection with the Company’s tax withholding obligations.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee currently consists of Messrs. Friedman (Co-Chairman), Harrison (Co-Chairman) and Gault. None of our current committee members is or was an officer or employee, or former officer or employee, of ours. No interlocking relationship exists or existed between members of the Compensation Committee or the Board of Directors, and the board of directors or compensation or similar committees of any other company.
Compensation Policies and Practices as they Relate to Risk Management
The Compensation Committee oversaw the performance of a risk assessment of our employee compensation programs to ascertain any potential material risks that may be created by the program. The Compensation Committee considered the findings of the internal assessment and concluded that the Company’s employee compensation programs do not pose any material risks. With respect to executive compensation programs, the Compensation Committee determined that they are well-balanced between short-term and long-term incentives, take into account both qualitative and quantitative performance factors, reflect an appropriate mix of compensative instruments, are well-aligned with stockholder interests and do not encourage executives to take unnecessary or excessive risks.

Proposal 3: Advisory Vote on Executive Compensation
We are presenting this proposal, commonly known as a “say-on-pay” proposal, pursuant to Section 14A of the Exchange Act to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.
Our Recommendation
We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our stockholders. As described under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to the achievement of key operating objectives that we believe enhance stockholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to stockholder value.
Despite a challenging economic environment, we delivered strong financial gains for fiscal year 2010 and achieved significant business goals. We urge stockholders to read the “Compensation Discussion and Analysis,” which describes in more detail these financial and business achievements and how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Stockholders should also review the Summary Compensation Table, related compensation tables and narrative disclosures, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and Board of Directors believe that our compensation programs have been instrumental in allowing us to retain key executives and recruit new ones, who have worked and continue to work to execute our growth strategy during difficult economic times and position us favorably for future expansion.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:
“RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement.”
While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Compensation Committee and the Board of Directors intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.
Vote Required
The affirmative vote of a majority of the votes cast at the annual meeting with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company’s named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

Proposal 4: Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation
We are presenting this proposal to provide stockholders the opportunity to cast a non-binding advisory vote on how frequently a “say-on-pay” proposal (similar to Proposal 3) should be included in our proxy statement. As a stockholder, you may vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every one, two or three years, or to abstain from voting.
Our Recommendation
After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company for the reasons set forth below:
•	A triennial advisory vote is consistent with the long-term objectives of our compensation program. The Compensation Committee generally makes equity grants that vest over a three-year period to our named executive officers, in part, to better align their interests with stockholder interests and motivate them toward superior future performance. In connection with the appointments of the new executives in March 2011, the Compensation Committee also adopted an Outperformance Award Program, which is a long-term incentive plan intended to provide the Company’s senior management with the ability to earn cash or equity awards based on the Company’s level of return to stockholders over a three-year period. We believe that a three-year vesting period encourages performance that is oriented towards long-term achievements and growth.

•	We are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs.

•	A triennial advisory vote would provide sufficient time for the Board of Directors and our Compensation Committee to implement effective compensation programs, and necessary time to evaluate the impact of any new programs or changes. Similarly, a triennial advisory vote would provide stockholders an opportunity to thoughtfully evaluate the effects of our compensation program and any changes implemented over the prior three years.

•	We believe that our compensation program does not encourage executives to take excessive risks or pose any significant risks that might be of concern to our stockholders.

•	Needless to say, a triennial vote would minimize unnecessary administrative costs.
The Board of Directors and the Compensation Committee believe that advisory votes more frequent than three years would make it more difficult to analyze the results of prior votes in a comprehensive and timely manner, thereby limiting the depth and completeness with which we can react and respond to stockholder concerns. Moreover, the Board of Directors and the Compensation Committee encourage our stockholders to evaluate our executive compensation programs over a multi-year horizon to more fully and accurately assess their impact and effectiveness.
We note that because the advisory vote on executive compensation occurs after we have already implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.
The Board of Directors and Compensation Committee are aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. However, we have in the past been, and will in the future continue to engage in direct discussions with investors about our executive compensation and remain open to suggestions from our stockholders. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs.

Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE “3 YEAR” ALTERNATIVE SET OUT IN THE PROXY CARD.
While this vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board of Directors and Compensation Committee intend to carefully consider the stockholder vote resulting from the proposal and to continue to evaluate the options for how frequently we hold “say-on-pay” votes.
Vote Required
Stockholders are not voting to approve or disapprove the recommendation of our Board of Directors that the non-binding advisory vote on the compensation of our named executive officers be held every three years. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected (on a non-binding advisory basis) by the stockholders. For purposes of this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 25, 2011, certain information regarding the beneficial ownership information of our common stock by:
•	each person known to us to be the beneficial owner of more than 5% of our common stock;
•	each named executive officer;
•	each of our directors; and
•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes for each executive officer and director options that are currently exercisable or exercisable within 60 days of March 25, 2011 and RSUs and LTIP units that have vested or will vest within such 60 days. Each director, officer or 5% or more stockholder, as the case may be, furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. We have based our calculations of the percentage of beneficial ownership on 30,311,503 shares of common stock outstanding as of March 25, 2011.
Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, New York 10018.

		%
	Shares of	of Shares of
	Common Stock	Common Stock
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned
5% Stockholders:
Yucaipa American Alliance Fund II, L.P. (1) Yucaipa American Alliance (Parallel) Fund II, L.P. Yucaipa American Alliance Fund II, LLC Yucaipa American Funds, LLC Yucaipa American Management, LLC Ronald W. Burkle	12,500,000	29.2%

OTK Associates, LLC (2) Robert S. Taubman Michael E. Olshan	4,500,000	14.8%

Massachusetts Financial Services Company (3)	2,188,610	7.2%

FMR LLC (4)	2,075,181	6.8%

JP Morgan Chase & Co. (5)	1,751,070	5.8%

HG Vora Special Opportunities Fund LP (6) HG Vora Capital Management, LLC Parag Vora	1,650,000	5.4%

Directors and Named Executive Officers:
David T. Hamamoto (7)	3,315,402	10.7%
Yoav Gery (8)	0	*
Daniel R. Flannery (9)	0	*
Richard T. Szymanski (10)	283,961	*
Edwin L. Knetzger, III (11)	83,025	*
Jeffrey M. Gault (12)	28,505	*
Michael D. Malone (13)	28,505	*
Robert Friedman (14)	28,525	*
Thomas L. Harrison (15)	28,025	*
Michael J. Gross (16)	24,434	*
Ronald W. Burkle (17)	0	—
Jason T. Kalisman (18)	0	—
Executive Officers and Directors as a group (12 persons)	3,825,882	12.2%

*	Less than 1%.

(1)	Based solely upon the information provided in the Schedule 13D/A filed on March 23, 2011 by Ronald W. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC, Yucaipa American Alliance Fund II, LLC, Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. Mr. Burkle is the managing member of Yucaipa American Management, LLC, which is the managing member of Yucaipa American Funds, LLC, which is the managing member of Yucaipa American Alliance Fund II, LLC, which, in turn, is the general partner of each of Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. The beneficial ownership of common stock of the Company is through warrants to purchase an aggregate of up to 12,500,000 shares of the Company’s common stock. Exercise of the warrants is subject to mandatory cashless exercise, which reduces the shares of the Company’s common stock received upon exercise, and the number of shares received will be determined by the fair market value of the Company’s common stock at the time of such exercise. The percent of class of the Company’s common stock beneficially owned does not reflect any reduction for the effect of the mandatory cashless exercise as the amount of such reduction is not determinable until the time of exercise. Mr. Burkle, Yucaipa American Management, LLC and Yucaipa American Funds, LLC and Yucaipa American Alliance Fund II, LLC have shared voting and dispositive power over 12,500,000 shares beneficially owned, Yucaipa American Alliance Fund II, L.P. has sole voting and dispositive power over 7,535,580 shares beneficially owned and Yucaipa American Alliance (Parallel) Fund II, L.P. has sole voting and dispositive power over 4,964,420 shares beneficially owned. The business address of each member of the group is c/o The Yucaipa Companies LLC, 9130 W. Sunset Boulevard, Los Angeles, California 90069.

As a reference point, we note that as of March 25, 2011, approximately 4,703,742 shares of common stock would have been issuable upon the mandatory cashless exercise of the 12,500,000 shares of the Company’s common stock held by the Yucaipa entities, at an exercise price of $6.00 per share, based on a closing share price of $9.62 per share as of such date.

(2)	Based solely upon the information provided in the Schedule 13D/A filed on March 21, 2011 by OTK Associates, LLC (“OTK”), Robert S. Taubman and Michael E. Olshan. OTK beneficially owns 4,500,000 shares of the Company’s common stock and has sole voting and dispositive power with respect to 4,500,000 shares of such common stock. OTK is managed by Robert S. Taubman and Michael E. Olshan, with actions taken and made by, or with the written consent of, both of them. As a result, the managers of OTK may be deemed to share voting and investment power over the Company’s common shares beneficially owned by OTK. Each of the managers and OTK expressly disclaims status as a “group” for purposes of this Schedule 13D. The business address of OTK is 280 E. Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304.

(3)	Based solely upon the information provided in the Schedule 13G filed on February 4, 2011 by the Massachusetts Financial Services Company (“MFS”). MFS is the beneficial owner of 2,188,610 shares of the Company’s common stock and has sole voting and dispositive power with respect to 2,188,610 shares of such common stock. The business address of MFS is 500 Boylston Street, Boston, MA 02116.

(4)	Based solely upon the information provided in the Schedule 13G filed on February 14, 2011 by FMR LLC. FMR LLC beneficially owns 2,075,181 shares of the Company’s common stock, has sole voting power with respect to 800 shares and sole dispositive power with respect to 2,075,181 shares. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR LLC and is the beneficial owner of 2,075,181 shares of the Company’s common stock as a result of acting as investment adviser under the Investment Advisers Act of 1940 to various investment companies. Beneficial ownership includes 74,381 shares from the assumed conversion of $2 million principal amount of the Company’s 2.375% senior subordinated convertible notes at 37.1903 shares of common stock for each $1,000 principal amount of notes. The ownership of one investment company, Fidelity Mid-Cap Stock Fund, amounted to 2,000,000 shares of common stock. Edward C. Johnson III, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity Management & Research Company and the various funds, each has sole power to dispose of the 2,075,181 shares owned by the various funds. The family of Edward C. Johnson III controls 49% of the voting power of FMR LLC as the predominant owners of Series B voting common shares. The owners of the Series B voting common shares have entered into a stockholders’ voting agreement by which all holders will vote in accordance with the majority. Consequently, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. Neither Edward C. Johnson III nor FMR LLC has the sole power to vote or direct the vote of the shares owned by the two Fidelity funds, which power resides with their respective boards of trustees. The business address of FMR LLC, Edward C. Johnson III, Fidelity Management & Research Company and Fidelity Mid-Cap Stock Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

The Company understands that FMR LLC, Edward C. Johnson III, Fidelity Management & Research Company and Fidelity Mid-Cap Stock Fund are reporting beneficial ownership of common stock as a result, in part, of their ownership of the 2.375% senior subordinated convertible notes issued by the Company, which by their terms are not currently convertible into the Company’s common stock.

(5)	Based solely upon the information provided in the Schedule 13G filed on February 3, 2011 by JPMorgan Chase & Co., JPMorgan Chase & Co. is the beneficial owner of 1,751,070 shares of the Company’s common stock and has sole voting power with respect to 1,580,989 shares and sole dispositive power with respect to 1,751,070 shares of common stock. The business address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(6)	Based solely upon the information provided in the Schedule 13D/A filed on March 24, 2011 by HG Vora Special Opportunities Master Fund, Ltd., HG Vora Special Opportunities Fund LP, HG Vora Capital Management, LLC, and Parag Vora. HG Vora Special Opportunities Master Fund, Ltd. is the beneficial owner of 495,000 shares of the Company’s common stock and has sole and shared voting and dispositive power with respect to 495,000 shares of common stock. HG Vora Special Opportunities Fund LP is the beneficial owner of 1,155,000 shares of common stock and has sole and shared voting and dispositive power with respect to 1,155,000 shares of common stock. Each of HG Vora Capital Management, LLC and Parag Vora is the beneficial owner of 1,650,000 shares of common stock and has sole and shared voting and dispositive power with respect to 1,650,000 shares of common stock. All voting and dispositive decisions for HG Vora Special Opportunities Master Fund Ltd. and HG Vora Special Opportunities Fund LP have been delegated to HG Vora Capital Management, LLC. In such capacity, HG Vora Capital Management, LLC may be deemed to beneficially own the securities directly owned by the two funds. Mr. Parag Vora is the managing member of HG Vora Capital Management, LLC. HG Vora Capital Management, LLC and Mr. Vora expressly disclaim beneficial ownership of the securities reported in the Schedule 13D/A. The business address of HG Vora Capital Management, LLC is 870 Seventh Avenue, Second Floor, New York, NY 10019.

(7)	Includes (i) 702,924 shares of the Company’s common stock directly beneficially owned by Mr. Hamamoto; (ii) 472,100 non-voting units of the Company’s operating company that are convertible into shares of common stock representing Mr. Hamamoto’s portion (through DTH Holdings LLC, a limited liability company fully-owned by Mr. Hamamoto) of the 11,842 non-voting units held by MHG OP Holdings LLC, an indirect subsidiary of NorthStar Partnership, L.P. (“NorthStar LP”), 63,604 non-voting units held by Residual Hotel Interest LLC, an indirect subsidiary of NorthStar LP and 878,619 non-voting units held by NCIC, an affiliate of NorthStar LP; (iii) 936,342 shares of common stock beneficially owned by Mr. Hamamoto indirectly through DTH Holdings LLC; (iv) 85,907 shares of common stock beneficially owned by Mr. Hamamoto indirectly through Hilo II; (v) 457,604 shares of common stock beneficially owned by Mr. Hamamoto indirectly through Kona II; (vi) 300,000 options to purchase shares of common stock; (vii) 328,623 LTIP units and 19,402 RSUs convertible into shares of common stock and (viii) 12,500 LTIP units that will be convertible into shares of common stock by May 25, 2011. Mr. Hamamoto filed a Schedule 13D/A on March 24, 2011.

(8)	Mr. Gery joined the Company on March 23, 2011.

(9)	Mr. Flannery joined the Company on April 4, 2011.

(10)	Includes 113,894 options to purchase shares of common stock, 7,926 RSUs convertible into shares of common stock and 104,295 LTIP units convertible into shares of common stock.

(11)	Includes 3,623 LTIP units convertible into shares of common stock and 24,402 RSUs convertible into shares of common stock.

(12)	Includes 3,623 LTIP units convertible into shares of common stock and 24,882 RSUs convertible into shares of common stock.

(13)	Includes 3,623 LTIP units convertible into shares of common stock and 24,882 RSUs convertible into shares of common stock.

(14)	Includes 3,623 LTIP units convertible into shares of common stock and 24,402 RSUs convertible into shares of common stock.

(15)	Includes 3,623 LTIP units convertible into shares of common stock and 24,402 RSUs convertible into shares of common stock.

(16)	Includes 24,434 RSUs convertible into shares of common stock.

(17)	Mr. Burkle, together with Yucaipa American Management, LLC and Yucaipa American Funds, LLC and Yucaipa American Alliance Fund II, LLC have shared voting and dispositive power over 12,500,000 shares beneficially owned, Yucaipa American Alliance Fund II, L.P. has sole voting and dispositive power over 7,535,580 shares beneficially owned and Yucaipa American Alliance (Parallel) Fund II, L.P. has sole voting and dispositive power over 4,964,420 shares beneficially owned, which are not included in the total for Mr. Burkle. See footnote (1) above.

(18)	OTK is the beneficial owner of 4,500,000 shares of the Company’s common stock. See footnote (2) above. Mr. Kalisman, who owns an indirect interest in OTK, disclaims beneficial ownership of the securities reported to be owned by OTK, except to the extent of his indirect pecuniary interest therein.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and Nasdaq. These reporting persons are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.
Based solely on our review of the copies of such forms received by us, and/or on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy and Procedures Regarding Transactions with Related Persons
The Company has adopted a written related person transaction policy and procedures to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures are intended to work in conjunction with the Code of Ethics and Code of Business Conduct, which is described above in “Board of Directors and Corporate Governance — Corporate Governance Information — Code of Ethics and Code of Business Conduct.”
The policies and procedures apply to transactions or arrangements between the Company and any related person, including but not limited to directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and directors, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the Company’s Code of Ethics and Code of Business Conduct and other procedures and guidelines implemented by the Company from time to time.
For purposes of the policies and procedures, a related person transaction is a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest.
Under the policies and procedures, the directors and executive officers of the Company are responsible for identifying and reporting any proposed transaction with a related person. If any director or officer becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related person, such person shall immediately bring the matter to the attention of the Company’s chief legal officer. Any proposed related person transaction shall be presented by the chief legal officer to the Audit Committee for its review. The Audit Committee will then meet, in person or by telephone, to review and discuss the proposed transaction.
If the transaction involves a director, that director will not participate in the action regarding whether to approve or ratify the transaction. In the event that all of the directors are deemed to have an interest in the transaction, the Company may enter into the transaction if it is approved in accordance with the provisions of the Delaware General Corporation Law.
The policies and procedures provide that all related person transactions are to be disclosed in the Company’s proxy statement and other appropriate filings to the extent required by the rules and regulations of the Securities and Exchange Commission and Nasdaq.
Debt Guarantees
Immediately prior to the completion of our IPO, we and certain other entities entered into a series of transactions to create our new corporate structure, which we call our “Formation and Structuring Transactions.” As part of the Formation and Structuring Transactions, the Former Parent provided a guarantee of approximately $225.0 million of indebtedness of Morgans Group LLC, the operating company through which we own our hotel properties and of which we are the managing member. David T. Hamamoto, our Executive Chairman, has agreed to reimburse the Former Parent for up to $98.3 million of any amount that the Former Parent is required to pay under its guarantee. Marc Gordon, our former President, has agreed reimburse the Former Parent for up to $7.0 million of any amount the Former Parent is required to pay under its guarantee. The guarantee by the Former Parent and these reimbursement obligations were provided so that the providers of the reimbursement obligations will not recognize taxable capital gains in connection with the Formation and Structuring Transactions in the amount that each has agreed to reimburse. The reimbursement obligations are for a fixed term and are renewable at the option of each provider.

Indemnification Agreement with the Former Parent
We entered into an indemnification agreement with the Former Parent that governs certain indemnification obligations of ours for the benefit of the Former Parent, its members and the affiliates, managers, officers and employees of the Former Parent. Under the indemnification agreement, we agreed to indemnify the Former Parent, its members and the affiliates, managers, officers and employees of the Former Parent for (i) contingent claims and obligations, including litigation of claims against the Former Parent related to the hotel properties, restaurants and bars it contributed to us, (ii) any transfer tax payable as a result of the sale of shares of our common stock in the offering or future sales of our common stock that are aggregated with the offering, and (iii) any payments made to the hotel designer in connection with an agreement with the hotel designer described in footnote 6 to our consolidated financial statements for the year ended December 31, 2010. Any distributee of the shares of our common stock issued in exchange for membership units in connection with the Formation and Structuring Transactions or membership units of Morgans Group LLC issued to the Former Parent in connection with the Formation and Structuring Transactions is a third-party beneficiary under this agreement.
Burkle Sanderson Extended Stay Arrangement
In September 2010, Mr. Burkle entered into an extended stay arrangement with the entity that owns the Sanderson hotel, pursuant to which he makes monthly payments of approximately £17,143 for use of a hotel suite. The Sanderson extended stay arrangement was approved by our Audit Committee pursuant to our related person transaction policy.
Yucaipa Preferred Discount
The Company entered into a preferred rate program with Yucaipa, whereby employees of Yucaipa and/or its affiliates receive a special discount rate on accommodations at any of the Company’s hotels, similar to preferred rate programs that the Company enters into with other corporate customers. The Yucaipa preferred discount rate was approved by our Audit Committee pursuant to our related person transaction policy.

OTHER MATTERS
Availability of Proxy Statement and Annual Report on Form 10-K
In addition to this proxy statement, we have provided without charge, to each person from whom a proxy is solicited, a copy of our annual report to stockholders for the fiscal year ended December 31, 2010, including our consolidated financial statements. You should not regard this annual report as proxy soliciting material or as a communication by means of which any solicitation is to be made.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on Wednesday, May 18, 2011:
The Proxy Statement and the 2010 Annual Report to Stockholders are available at:
http://bnymellon.mobular.net/bnymellon/mhgc
Additionally, upon written request, we will provide you without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 that we filed with the SEC. You should make your request in writing to:
Morgans Hotel Group Co.
Attention: Investor Relations
475 Tenth Avenue
New York, NY 10018
Other Matters to Come Before the 2011 Annual Meeting
No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board, or, if no recommendation is given, in their own discretion.
Stockholder Proposals and Nominations for the 2012 Annual Meeting
Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than December 20, 2011.
Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of our bylaws, which are on file with the SEC and may be obtained from the Secretary of the Company upon request. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the stockholders for the 2012 annual meeting must be received no earlier than 60 nor more than 90 days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after the date of the meeting is first announced or disclosed.
* * * *

By Order of the Board of Directors

Name: Richard Szymanski
Title: Secretary

New York, New York
April 18, 2011

Morgans Hotel Group Co.
 WO#
98704
▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

The Board recommends a vote “FOR ALL” Directors.

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

1.	ELECTION OF DIRECTORS	☐	☐	☐

Nominees are:

01 Ronald W. Burkle
02 Robert Friedman
03 Jeffrey M. Gault
04 Michael J. Gross
05 David T. Hamamoto
06 Jason T. Kalisman
07 Thomas L. Harrison
08 Edwin L. Knetzger, III
09 Michael D. Malone
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

The Board recommends a vote “FOR” ratification of the Company’s independent registered public accounting firm.

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify BDO USA, LLP as the Company’s independent registered public accounting firm for the 2011 year.	☐	☐	☐

The Board recommends a vote “FOR” stockholder approval of executive compensation.

		FOR	AGAINST	ABSTAIN

3.	Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

The Board recommends a vote for stockholder approval of executive compensation every “3 Years”.

	1 Year	2 Years	3 Years	Abstain

4.	Proposal to approve the advisory (non-binding) frequency of votes relating to executive compensation. ☐	☐	☐	☐
The PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Morgans Hotel Group Co. account online.
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Important notice regarding the Internet availability of proxy materials for the stockholder meeting to be held on Wednesday, May 18, 2011. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/mhgc
▼ FOLD AND DETACH HERE ▼
PROXY
MORGANS HOTEL GROUP CO.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS – May 18, 2011
The undersigned hereby appoints Richard Szymanski and David Smail, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Morgans Hotel Group Co. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Meeting of Stockholders of the company to be held on May 18, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO# 98704